UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Zumiez Inc.

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4001 204th Street SW

Lynnwood, Washington 98036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 22, 2013

Dear Shareholder:

You are cordially invited to attend the 2013 annual meeting of shareholders of Zumiez Inc., a Washington corporation. Zumiez is also referred to as “we,” “our,” “us” and the “Company.” The meeting will be held on Wednesday, May 22, 2013 at 1:00 p.m. (Pacific Time) at our headquarters located at 4001 204th Street SW, Lynnwood, Washington 98036 for the following purposes:

1.	To elect two directors to hold office until our 2016 annual meeting of shareholders;

2.	To consider and act upon a proposal to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014 (“fiscal 2013”); and

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Our board of directors recommends a vote “For” Items 1 and 2. The record date for the annual meeting is March 18, 2013. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Under the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to deliver our proxy materials to the majority of our shareholders over the Internet. The delivery process will allow us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 11, 2013, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our fiscal year ending February 2, 2013 (“fiscal 2012”) Proxy Statement and 2012 Annual Report to Shareholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

YOUR VOTE IS IMPORTANT!

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote online, by telephone, or if you received a paper copy of the voting card, submit your proxy by signing, dating and returning the accompanying proxy card in the enclosed prepaid return envelope. If you decide to attend the annual meeting and you are a shareholder of record, you will be able to vote in person even if you have previously submitted your proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2013: The Notice of Annual Meeting of Shareholders, Proxy Statement and the Annual Report to Shareholders are available on the internet at http://ir.zumiez.com./phoenix.zhtml?c=188692&p=irol-reports.

By Order of the Board of Directors
Chris K. Visser
General Counsel and Corporate Secretary

Lynnwood, Washington

April 11, 2013

4001 204th Street SW

Lynnwood, Washington 98036

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 22, 2013

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

We are making available to you this proxy statement and the accompanying proxy card because the board of directors of Zumiez Inc. (“Zumiez,” “we,” “us” and the “Company”) is soliciting your proxy to vote at our 2013 annual meeting of shareholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. Should you choose to attend, you must be ready to present proof of your ownership of Zumiez stock as of the record date, March 18, 2013, to attend the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card. For more information on voting, see information below under the section heading “How do I vote?”

We intend to mail or otherwise make available this proxy statement and the accompanying proxy card on or about April 11, 2013 to all shareholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on March 18, 2013, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 30,145,654 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If, at the close of business on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you vote your proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, at the close of business on the record date, your shares were not held in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. Should you choose to attend, you must be ready to present proof of your ownership of Zumiez stock as of the record date, March 18, 2013, in order to attend the meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy issued in your name from your broker, bank or other agent. For more information about a legal proxy, see the information, below, under the section heading “How do I vote?—Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent.”

What am I voting on?

You are being asked to vote on the following matters:

•	Election of two directors (Proposal 1); and

•

To consider and act upon a proposal to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014 (“fiscal 2013”) (Proposal 2).

When you vote your proxy, you appoint Chris K. Visser and Richard M. Brooks as your representatives at the meeting. When we refer to the “named proxies,” we are referring to Mr. Visser and Mr. Brooks. This way, your shares will be voted even if you cannot attend the meeting.

How do I vote?

For Proposals 1 and 2, you may vote “For,” “Against” or “Abstain” from voting (for the election of directors, you may do this for any director nominee that you specify). The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting, via the internet, by telephone or by proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive. Please be prepared to present proof of your ownership of Zumiez stock as of March 18, 2013.

•

To vote via the internet—You may vote online at www.proxyvote.com. Voting on the internet has the same effect as voting by mail or by telephone. If you vote via the internet, do not return your proxy card and do not vote by telephone. Internet voting will be available until 11:59 p.m. Eastern time, May 21, 2013.

•

To vote by telephone—You may vote by telephone by calling 1-800-690-6903 and following the automated voicemail instructions. Voting by telephone has the same effect as voting by mail or via the internet. If you vote by telephone, do not return your proxy card and do not vote via the internet. Telephone voting will be available until 11:59 p.m. Eastern time, May 21, 2013.

•

To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy or voting instruction form with these proxy materials from that organization rather than from us. You can vote by using the proxy or voting information form provided by your broker, bank or other agent or, if made available, vote by telephone or via the internet. To vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other agent. Under a legal proxy, the bank, broker, or other agent confers all of its rights as a record holder (which may in turn have been passed on to it by the ultimate record holder) to grant proxies or to vote at the meeting. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a legal proxy. Please allow sufficient time to receive a legal proxy through the mail after your broker, bank or other agent receives your request.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Zumiez common stock you own as of the close of business on March 18, 2013, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted in the following manner:

•	“For” the election of all nominees for director (Proposal 1); and

•	“For” the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal 2013 (Proposal 2).

If any other matter is properly presented at the meeting, one of the named proxies on your proxy card as your proxy will vote your shares using his discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have retained Advantage Proxy to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Advantage Proxy approximately $5,500 for proxy solicitation services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name and/or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted. Alternatively, if you vote by telephone or via the internet, you will need to vote once for each proxy card and voting instruction card you receive.

Can I change my vote after voting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary, Chris K. Visser, at 4001 204th Street SW, Lynnwood, Washington 98036.

•

You may attend the annual meeting and vote in person (if you hold your shares beneficially through a broker, bank or other agent you must bring a legal proxy from the record holder in order to vote at the meeting).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by shareholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Generally, abstentions and broker non-votes (discussed below in “How are votes counted?”) will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date. Your vote is extremely important, so please vote.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Against” and “Abstain” and broker non-votes (described below, if applicable) for Proposals 1 and 2. Abstentions and broker non-votes will not be counted as votes cast for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to discretionary items, but not with respect to non-discretionary items. Under the rules of the New York Stock Exchange, the election of directors (Proposal 1) is considered a non-discretionary item while the ratification of the selection of Moss Adams LLP as our auditor (Proposal 2) is considered a discretionary item. Accordingly, if your broker holds your shares in its name, the broker is not permitted to vote your shares on Proposal 1 but is permitted to vote your shares on Proposal 2 even if it does not receive voting instructions from you because Proposal 2 is considered discretionary. When a broker votes a client’s shares on some but not all of the proposals at the annual meeting, the missing votes are referred to as broker non-votes. Broker non-votes will be included in determining the presence of a quorum at the annual meeting but are not considered present or a vote cast for purposes of voting on the non-discretionary items. Please vote your proxy so your vote can be counted.

How many votes are needed to approve each proposal?

Under Washington corporation law, our Articles of Incorporation and our bylaws, if a quorum exists, the approval of any corporate action taken at a shareholder meeting is based on votes cast. “Votes cast” means votes actually cast “For” or “Against” Proposals 1 and 2, whether by proxy or in person. Abstentions and broker non-votes (discussed previously) are not considered “votes cast.” Each outstanding share entitled to vote with respect to the subject matter of an issue submitted to a meeting of the shareholders shall be entitled to one vote per share.

Proposal 1. As described in more detail below under “Election of Directors,” we have adopted majority voting procedures for the election of directors in uncontested elections. As this is an uncontested election, the director nominees will be elected if the votes cast “For” a nominee’s election exceed the votes cast “Against” the director nominee. There is no cumulative voting for the election of directors.

If a director nominee does not receive the requisite votes to be elected, that director’s term will end on the date on which an individual is selected by the board of directors to fill the position held by such director or ninety (90) days after the date the election results are determined, or the date the director nominee resigns, whichever occurs first.

Proposal 2. For the ratification of the selection of our independent registered public accounting firm for fiscal 2013, if the number of “For” votes exceeds the number of “Against” votes, then Proposal 2 will be ratified.

If you abstain from voting on any of the proposals, or if a broker or bank indicates it does not have discretionary authority to vote on any particular proposal, the shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals as a vote cast with respect to the proposal in question. Furthermore, any abstention or broker non-vote (a broker non-vote is explained previously in “How are votes counted”) will have no effect on the proposals to be considered at the meeting since these actions do not represent votes cast by shareholders.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published on Form 8-K with the Securities and Exchange Commission (“SEC”) within four business days after the annual meeting.

Director Qualifications

The board of directors believes that it is necessary for each of the Company’s directors to possess many qualities and skills and the composition of our board of directors has been designed to allow for expertise in differing skill sets. The governance and nominating committee is responsible for assisting the board in matters of board organization and composition and in establishing criteria for board membership. A detailed discussion of these criteria and how they are utilized is set forth below under “Membership Criteria for Board Members.” Also, the procedures for nominating directors are set forth below under “Director Nomination Procedures.”

Information as of the date of this proxy statement about each nominee for election this year and each other current director is included below under “Election of Directors.” The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, information is also presented below regarding each nominee’s and current director’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director. We also believe that all of our director nominees and current directors have a reputation for integrity, honesty and adherence to high ethical standards.

Information about the number of shares of common stock beneficially owned by each director appears under the heading “Security Ownership of Certain Beneficial Owners and Management.” There are no family relationships among any of the directors and executive officers of the Company.

Board Leadership

We separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board (“Chairman”) in recognition of the differences between the two roles. Our CEO, Richard M. Brooks, is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman, Thomas D. Campion, provides guidance to the CEO and sets the agenda for board meetings and presides over meetings of the full board of directors. Because Mr. Campion is an employee of the Company and is therefore not “independent,” our board has appointed the chairman of our governance and nominating committee, Matthew L. Hyde, as the Company’s lead independent director. The lead independent director has responsibility to:

•	call, lead and preside over meetings of the independent directors, which meet in private executive sessions at each board meeting;

•	call special meetings of the board of directors on an as-needed basis;

•	set the agenda for executive sessions of meetings of the independent directors;

•	facilitate discussions among the independent directors on key risks and issues and concerns outside of board meetings;

•	brief the Chairman and CEO on issues that arise in executive session meetings;

•	serve as a non-exclusive conduit to the Chairman and CEO of views, concerns and issues of the independent directors; and

•	collaborate with the Chairman and CEO on setting the agenda for board meetings.

Membership Criteria for Board Members

The governance and nominating committee of the board is responsible for establishing criteria for board membership. This criteria includes, but is not limited to, personal and professional ethics, training, commitment to fulfill the duties of the board of directors, commitment to understanding the Company’s business, commitment to engage in activities in the best interest of the Company, independence, industry knowledge and contacts, financial and accounting expertise, leadership qualities, public company board of director and committee experience and other relevant experience and qualifications. These criteria are referenced in the Company’s Corporate Governance Guidelines and in Exhibit A to the governance and nominating committee’s charter, both available at http://ir.zumiez.com under the “Governance” section. The board also has the ability to review and add other criteria, from time to time, that it deems relevant. Specific weights are not assigned to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The criteria referenced above are used as guidelines to help evaluate the experience, qualifications, skills and diversity of current and potential board members. With respect to diversity, we broadly construe it to mean diversity of race, gender, age, geographic orientation and ethnicity, as well as diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Risk Oversight

The board takes an active role, as a whole and also at the committee level, in helping the Company evaluate and plan for the material risks it faces, including operational, financial, legal and regulatory and strategic and reputational risks. As part of its charter, the audit committee discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The compensation committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The governance and nominating committee manages risks associated with corporate governance, including risks associated with the independence of the board and reviews risks associated with potential conflicts of interest affecting directors and executive officers of the Company. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Furthermore, at least annually, the board conducts an independent session where they outline the risks that they believe exist for the Company and the broader retail industry and compares these with the risks outlined by management. Subsequent to this evaluation, management prioritizes the identified risks along with strategies to manage them or address how the Company intends to mitigate these risks. Additionally, the board exercises its risk oversight function in approving the annual budget and quarterly re-forecasts and in reviewing the Company’s long-range strategic and financial plans with management. The board’s role in risk oversight has not had any effect on the board’s leadership structure.

Director Compensation

The goal of our director compensation is to help attract, retain and reward our non-employee directors and align their interests with those of the shareholders. The board follows the compensation philosophies discussed, below, in the Compensation Discussion & Analysis. Our desired goal for total director compensation (cash and equity) is to be at the 50th percentile of comparable companies based on our compensation consultant’s competitive survey results.

The Company pays its non-employee directors an annual fee for their services as members of the board of directors. Each non-employee director receives an annual cash retainer of $36,000. The audit committee members receive cash compensation of $12,000 with the chairperson receiving $24,000 per year. The compensation committee members receive cash compensation of $9,000 with the chairperson receiving $18,000 per year. The governance and nominating committee member receives cash compensation of $6,000 with the chairperson receiving $18,000 per year. Directors appointed in an interim period receive pro-rata retainer fees based on the number of meetings they attend between annual shareholder meetings. The committee chairperson and the respective committee members are paid rates commensurate with the duties and responsibilities inherent within the position held.

Additionally, the Company issues restricted stock awards to its non-employee directors. The board believes such awards provide alignment with the interests of our shareholders. Directors appointed in an interim period receive pro-rata restricted stock awards based on the number of meetings they attend between annual shareholder meetings.

The Company reimburses all directors for reasonable expenses incurred to attend meetings of the board of directors. Non-employee directors may elect to have a portion, or all, of their annual retainer be used for the reimbursement of travel expenses in excess of those that the Company considers to be reasonable.

The following table discloses the cash and stock awards earned by each of the Company’s non-employee directors during the fiscal year ending February 2, 2013 (“fiscal 2012”).

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
William M. Barnum Jr. (2)	45,000	76,810	121,810
Matthew L. Hyde	54,000	76,810	130,810
Ernest R. Johnson	60,000	76,810	136,810
Sarah (Sally) G. McCoy	54,000	76,810	130,810
Gerald F. Ryles	66,000	76,810	142,810
Travis D. Smith (3)	48,000	76,828	124,828
James M. Weber	51,000	76,810	127,810

(1)	This column represents the aggregate grant-date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions. For assumptions used in determining these values, please see Note 2 (listed under Stock Compensation) in the Notes to Consolidated Financial Statements in our fiscal 2012 Form 10-K.

On May 23, 2012, the day of the annual shareholder meeting, the Company awarded 2,211 shares of restricted stock to each of the directors with a grant-date fair value of $76,810, except for Mr. Smith. Upon his appointment to the board of directors, Mr. Smith was awarded 2,255 shares of restricted stock with a grant date of August 14, 2012 and a grant-date fair value of $76,828. The stock awards for all directors will vest on May 23, 2013.

(2)	Mr. Barnum will be retiring when his current term expires with the Annual Meeting in May 2013.

(3)	Mr. Smith was appointed to the board of directors on August 14, 2012.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company currently has nine director positions and will have eight director positions after the Annual Meeting in May 2013. The directors are divided into three classes so that approximately one-third of the directors are elected each year for three-year terms. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our bylaws. Two directors are nominees for election this year and each has consented to serve a three-year term ending in 2016. The remaining directors will continue to serve the terms set out below, with the exception of Mr. Barnum, who will be retiring when his current term expires with the Annual Meeting in May 2013.

The nominees for director in an uncontested election, such as this one, will be elected if the votes cast in favor of a nominee’s election exceed the votes cast opposing such nominee’s election. Abstentions and broker non-votes are not considered “votes cast.” Likewise, a share otherwise present at the meeting as to which a shareholder gives no authority or direction to vote is also not considered a “vote cast.”

In a contested election, the directors shall be elected by a plurality of the votes cast. A “contested election” means an election of directors of the Corporation in which the number of nominees for any election of directors nominated by (i) the board of directors, or (ii) any shareholder pursuant to Article 1, Section 10 of the Company’s bylaws, or (iii) a combination of nominees by the board of directors and any shareholder pursuant to Article I, Section 10 of the Company’s bylaws, exceed the number of directors to be elected.

A nominee for director in an uncontested election who does not receive the requisite votes for election, but who was a director at the time of the election, shall continue to serve as a director for a term that shall terminate on the date that is the earlier of: (i) ninety (90) days from the date on which the voting results of the election are certified, (ii) the date on which an individual is selected by the board of directors to fill the office held by such director, which selection shall be deemed to constitute the filling of a vacancy by the board of directors, or (iii) the date the director resigns. Except in the foregoing sentence, a director who failed to receive a majority vote for election will not participate in the filling of his or her office. If none of the directors receive a majority vote in an uncontested election, then the incumbent directors (a) will nominate a slate of directors and hold a special meeting for the purpose of electing those nominees as soon as practicable, and (b) may in the interim fill one or more offices with the same director(s) who will continue in office until their successors are elected. If, for any reason, the directors shall not have been elected at any annual meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Company’s bylaws.

We invite and recommend all of our directors and the nominees for director to attend our annual meeting of shareholders.

Nominees for Election to Terms Expiring in 2016

Gerald F. Ryles, 76, has served on our board of directors since August 2005. Until it was acquired in September 2003, Mr. Ryles was Chairman of the Board and a major shareholder of Microserv Technology Services, a privately held information technology services company. From January 1994 through January 2001, Mr. Ryles was also the Chief Executive Officer. He also has over 40 years of management experience in several different industries as well as management consulting experience with McKinsey & Company. He is a graduate of the University of Washington, and earned an M.B.A. from Harvard University. He also serves on the board of directors of Giant Campus an educational software company, and the State of Washington’s Board of Accountancy, where he was re-appointed by the Governor in July of 2012 to serve for another three year term.

Director Qualifications: Mr. Ryles’ extensive prior business experiences as a chief executive officer and his financial expertise are critical to our board and the audit committee in particular. Mr. Ryles’ consulting background and chief executive experience provides the Company with perspective regarding a number of different successful business strategies that help the Company formulate its operating and growth plans.

Travis D. Smith, 40, was the appointed to our board of directors in August 2012 and is the CEO and President of Jo-Ann Fabric and Craft stores. Mr. Smith began his career with Jo-Ann in 2006 serving as the Executive Vice President, Merchandising and Marketing. In February 2009, Mr. Smith was named Chief Operating Officer and added the duties of President in February 2010, then Chief Executive Officer in August 2011. Prior to his employment with Jo-Ann, Mr. Smith held merchandising and marketing positions of increasing responsibility with Fred Meyer Stores, a division of the Kroger Company, ultimately serving as Senior Vice President, General Merchandise. Mr. Smith is a graduate of the University of Notre Dame with a Bachelor’s Degree in Business Marketing and Communications.

Director Qualifications: Mr. Smith’s background in retailing and in particular merchandising, marketing and leadership roles adds important and relevant experience to the Company’s board of directors. Mr. Smith also brings experience in brand building, retail brick and mortar and direct to customer operations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE

PREVIOUSLY NAMED

Continuing Directors Whose Terms Expire in 2014

Thomas D. Campion, 64, is one of our co-founders and has served on our board of directors since our inception in 1978. Mr. Campion has held various senior management positions during this time, including serving as our Chairman since June 2000. From November 1970 until August 1978, he held various management positions with JC Penney Company. Mr. Campion holds a B.A. in Political Science from Seattle University. Mr. Campion serves on the Board of the Alaska Wilderness League, a Washington, D.C. based environmental group, and is on the board of Conservation Northwest, a Bellingham, Washington based environmental group. He is also the trustee of the Campion Foundation, a nonprofit organization focused on ensuring that biologically important ecosystems in Northwestern North American are preserved. The Foundation also works on homelessness issues in the Pacific Northwest.

Director Qualifications: Mr. Campion’s knowledge as a retailer and as the co-founder of the Company provide the board with invaluable insight into the Company’s business and its unique culture. Mr. Campion provides generational leadership, sales, marketing, merchandising and brand building experience and expertise. Mr. Campion’s particular knowledge and experience with Zumiez and its competition helps the Company formulate short and long-term strategies that have contributed to Zumiez differentiating itself in the specialty niche of action sports retailing. As the Company’s largest shareholder, Mr. Campion’s interests are aligned with other Zumiez shareholders’ interests to increase the long-term value of the Company.

Sarah (Sally) G. McCoy, 52, was appointed to our board of directors in October 2010 and is the CEO and President of CamelBak Products, a company that originated hands free-hydration and is the leader in hydration products. Ms. McCoy has been the CEO and President of CamelBak since September of 2006. Prior to joining CamelBak, Ms. McCoy co-founded Silver Steep Partners in 2004, a leading investment banking firm catering to companies in the outdoor and active lifestyle industry. Before Silver Steep, McCoy served as president of Sierra Designs and Ultimate Direction and as vice president at The North Face. Ms. McCoy is a graduate of Dartmouth College. She also serves as a Director of the Conservation Alliance.

Director Qualifications: Ms. McCoy’s background in sales, merchandising, sourcing, marketing and executive management of outdoor and action sports consumer brands provides strategic insight and direction for Zumiez as we plan our branded and private label growth strategies. Additionally, her experience in investment banking and valuation experience in our industry is valuable as we formulate our growth strategies.

Ernest R. Johnson, 62, was appointed to our board of directors in July 2011 and has served as the Chairman of Cutter & Buck Inc. and President and Chief Executive Officer for New Wave USA Inc. since November 2009. From February 2006 to November 2009, he served as Chief Executive Officer of Cutter & Buck. Mr. Johnson

was also a Senior Vice President and Chief Financial Officer for Cutter & Buck from November 2002 to February 2006. Prior to joining Cutter & Buck, he worked 29 years in several commercial banks holding various senior accounting and financial positions. Mr. Johnson holds a BA in Business Administration—Accounting from Washington State University.

Director Qualifications: Mr. Johnson’s background as a CEO for an apparel company and as a CFO for an apparel company and commercial banks provides relevant leadership and financial expertise to the Company’s board of directors. Mr. Johnson also has experience in international business and in mergers and acquisitions.

Continuing Directors Whose Terms Expire in 2015

Richard M. Brooks, 53, has served as our CEO since June 2000. From August 1993 through June 2000, he served as a Vice President and our Chief Financial Officer. From November 1989 until February 1992, Mr. Brooks was with Interchecks, Inc., a subsidiary of Bowater PLC, as a finance officer. Mr. Brooks was with Deloitte, Haskins & Sells, currently known as Deloitte LLP, from July 1982 to March 1989. Mr. Brooks holds a B.A. in Business from the University of Puget Sound. Mr. Brooks has served on the University of Puget Sound Board of Trustees from May 2002 to the present and he currently chairs its Board of Trustees as well as its Compensation and Executive Committees.

Director Qualifications: Mr. Brooks’ day to day leadership as our CEO provides him with detailed knowledge of our business and operations. Mr. Brooks provides generational leadership, sales, marketing, merchandising and brand building experience and expertise. Mr. Brooks has demonstrated a record of innovation, achievement and leadership. This experience provides the board with a unique perspective into the operations and vision of Zumiez. Mr. Brooks’ particular knowledge and experience with Zumiez and its competition helps the Company formulate short and long-term strategies that have helped Zumiez differentiate itself in the specialty niche of the action sports retail business. As one of the Company’s largest shareholders, Mr. Brooks’ interest is aligned with other Zumiez shareholders’ interests to increase the long-term value of the Company.

Matthew L. Hyde, 50, was appointed to our board in December 2005 and is the Chief Executive Officer and President at West Marine, Inc. where he joined in June 2012. Previously he served as an Executive Vice President of Recreational Equipment Inc. (REI), where he had been since 1986, responsible for Marketing, Direct Sales, Real Estate and Retail operations. Mr. Hyde previously led REI’s online division, championing its award-winning multi-channel strategy. He currently serves on the board of the YMCA of the USA, and holds a Bachelor’s of Science degree from Oregon State University in Corvallis.

Director Qualifications: Mr. Hyde’s background in a retail company, including his online retail and brand marketing experience, is of critical importance to the board. Mr. Hyde also provides critical merchandising and brand building expertise because of his long tenure in specialty retail. Mr. Hyde’s successful expertise in building a retail brick and mortar, direct and multi-channel strategy provides insight and experience as the Company plans its growth in these channels of distribution.

James M. Weber, 53, was appointed to our board in April 2006 and is the President and CEO of Brooks Sports, a leading running shoe and apparel company, where he has been since 2001. Mr. Weber’s experience also includes positions as Managing Director of U.S. Bancorp Piper Jaffray Seattle Investment Banking practice, Chairman and CEO of Sims Sports, President of O’Brien International, Vice President of The Coleman Company and various roles with the Pillsbury Company. Mr. Weber earned an M.B.A., with distinction, from the Tuck School at Dartmouth College and is a graduate of the University of Minnesota.

Director Qualifications: Mr. Weber’s role as the chief executive officer of a sports related company and his international business experience, extensive brand building, marketing and chief executive officer experience provide our board with a very useful perspective as the Company plans its growth strategies.

Retiring Director

William M. Barnum, Jr., 59, has served on our board of directors since November 2002 and will retire when his current term expires with the Annual Meeting in May 2013. Since 1984, Mr. Barnum has been with Brentwood Private Equity where he co-founded the firm’s private equity effort, and is currently its General Partner. Prior to joining Brentwood Private Equity, Mr. Barnum worked at Morgan Stanley & Co. in the investment banking division. He is a graduate of Stanford University, and a graduate of Stanford Law School and Stanford Graduate School of Business. Presently, Mr. Barnum is a director of Filson Holdings, Inc., Quiksilver Corporation, The Teaching Company Holdings, Inc., Ariat International, Inc., ThreeSixty Asia Ltd and Zoe’s Kitchen Inc.

Director Qualifications: Mr. Barnum’s background in private equity and his public company board experience is invaluable to our board’s discussions of financial and capital market matters. As the Company formulates and executes its growth strategies, Mr. Barnum provides valuable insights and experiences regarding mergers and acquisitions and international expansion. Additionally, Mr. Barnum has been engaged in the retail and action sports industry for many years and his experience provides valuable guidance to the Company.

CORPORATE GOVERNANCE

Independence of the Board of Directors and its Committees

As required under Nasdaq listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with our counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing rules, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director or any of his or her family members and the Company, our senior management and our independent auditors, our board of directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing rules, except for our Chairman, Mr. Campion, and CEO, Mr. Brooks.

As required under applicable Nasdaq listing rules, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our board of directors are comprised of directors determined by the board to be independent within the meaning of the applicable Nasdaq listing rules.

Certain Relationships and Related Transactions

The Company made charitable contributions to the Zumiez Foundation of $0.7 million in both fiscal 2012 and the fiscal year ending January 28, 2012 (“fiscal 2011”). Our Chairman, Thomas D. Campion, is a trustee of the Zumiez Foundation.

Policy and Procedures with Respect to Related Person Transactions

The Company recognizes that Related Person Transactions (defined as transactions, arrangements or relationships in which the Company was, is or will be a participant and the amount involved exceeds $10,000, and in which any Related Person (defined below) had, has or will have a direct or indirect interest) may raise questions among shareholders as to whether those transactions are consistent with the best interests of the Company and its shareholders. It is the Company’s written policy to enter into or ratify Related Person Transactions only when the board of directors, acting through the audit committee of the board of directors, determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. A summary of the Company’s policies and procedures with respect to review and approval of Related Person Transactions are set forth below.

“Related Persons” are defined as follows:

1.	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

2.	any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

3.	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

4.	any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Directors and executive officers are required to submit to the audit committee a list of immediate family members and a description of any current or proposed Related Person Transactions on an annual basis and provide updates during the year.

In its review of any Related Person Transactions, the audit committee shall consider all of the relevant facts and circumstances available to the audit committee, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The audit committee shall approve or ratify only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders as the audit committee determines in good faith. The audit committee shall convey the decision to the CEO, General Counsel or the Chief Financial Officer, who shall convey the decision to the appropriate persons within the Company.

Information Regarding the Board of Directors and its Committees

Our board has established an audit committee, compensation committee and governance and nominating committee. The board has adopted a written charter for each committee. The charters of these three committees are posted on the Company’s website and can be accessed free of charge at http://ir.zumiez.com and are available in print to any shareholder who requests them. The composition of our board committees complies with the applicable rules of the SEC and Nasdaq. The board has determined that Ernest R. Johnson is an audit committee financial expert as defined in the rules of the SEC.

Chairperson	Member	Lead Independent Director	Audit Committee Financial Expert

	Audit Committee	Governance & Nominating Committee	Compensation Committee

William M. Barnum			*

Matthew L. Hyde

Ernest R. Johnson

Sarah (Sally) G. McCoy

Gerald F. Ryles

Travis D. Smith

James M. Weber

(*)	Designates director who will be retiring with the Annual Meeting in May 2013

Audit Committee

As more fully described in its charter, our audit committee has responsibility for, among other things:

•	the sole authority to appoint, determine the funding for and oversee the independent registered public accounting firm;

•	assisting our board in monitoring the integrity of our financial statements and other SEC filings;

•

discussing with our management and our independent registered public accounting firm significant financial reporting issues and judgments and any major issues as to the adequacy of our internal controls;

•	reviewing our annual and quarterly financial statements prior to their filing with the SEC and prior to the release of our results of operations;

•

reviewing the independence, performance and qualifications of our independent registered public accounting firm and presenting its conclusions to our board and approving, subject to permitted exceptions, any non-audit services proposed to be performed by the independent registered public accounting firm;

•	oversight of the performance of the Company’s internal audit function; and

•	reviewing its charter at least annually for appropriate revisions.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Governance and Nominating Committee

As more fully described in its charter, our governance and nominating committee has the responsibility for, among other things:

•	recommending persons to be selected by the board as nominees for election as directors and as chief executive officer;

•	assessing our directors’ and our board’s performance;

•	making recommendations to the board regarding membership and the appointment of chairpersons of the board’s committees;

•	recommending director compensation and benefits policies;

•	reviewing its charter at least annually for appropriate revisions; and

•	recommending to the board other actions related to corporate governance principles and policies.

Compensation Committee

As more fully described in its charter, our compensation committee has responsibility for, among other things:

•

establishing the Company’s philosophy, policies and strategy relative to executive compensation, including the mix of base salary, short-term and long-term incentive and equity based compensation within the context of the stated policies and philosophy including management development and succession planning practices and strategies;

•

reviewing corporate goals and objectives relevant to compensation of our CEO and other senior executives including review and approval of performance measures and targets for all executive officers participating in the annual executive non-equity incentive bonus plan and certify achievement of performance goals after the annual measurement period to permit bonus payouts under the plan;

•

determining and approving our CEO’s compensation and making recommendations to the board with respect to compensation of other executive employees, including any special discretionary compensation and benefits;

•	administering our incentive compensation plans and equity based plans and making recommendations to the board with respect to those plans;

•	making recommendations to our board with respect to the compensation of directors;

•	the sole authority to appoint, determine the funding for and oversee the independent compensation consultant; and

•	reviewing its charter at least annually for appropriate revisions.

Succession Planning

Our CEO and board of directors review at least annually the succession plan of our CEO and each of our named executive officers (“NEO” or “NEOs”). The board of directors conducts an annual review of, and provides approval for, our management development and succession planning practices and strategies.

Our CEO provides an annual report to the board of directors assessing senior management and their potential successors. As part of this process, contingency plans are presented in the event of our CEO’s termination of employment for any reason (including death or disability). The report to the board of directors also contains the CEO’s recommendation as to his successor. The full board of directors has the primary responsibility to develop succession plans for the CEO position.

Meetings of the Board of Directors and Board and Committee Member Attendance

In fiscal 2012, our board of directors met seven times, the audit committee met four times, the compensation committee met three times and the governance and nominating committee met three times. The board of directors and the committees acted by unanimous written consent when required during the last fiscal year. Each board member attended 75% or more of the aggregate number of meetings of the board, and of the committees on which he or she served, that were held during the period for which he or she was a director or committee member, respectively, except as follows. Mr. Hyde and Ms. McCoy each attended 71% of the meetings of the board of directors. Mr. Weber attended 33% of the meetings of the compensation committee and 67% of the meetings of the governance and nominating committee. Although the Company does not have a formal policy requiring members of the board of directors to attend annual shareholder meetings, the Company encourages all directors to attend each annual shareholder meeting. Four of the then eight board members were in attendance at our 2012 annual shareholder meeting.

Shareholder Communications with the Board of Directors

The Company has a process by which shareholders may communicate directly with directors, including non-employee directors, by mailing such communication to the board of directors in care of the Company’s Corporate Secretary, at the Company’s headquarters in Lynnwood, Washington. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors. All such communications will be forwarded to the intended director(s) without editing or screening. If these foregoing procedures are modified, then updated procedures will be posted on the Company’s corporate website.

Code of Conduct and Ethics

Our board has adopted a code of conduct and ethics applicable to our directors, executive officers, including our chief financial officer and other of our senior financial officers, and employees in accordance with applicable rules and regulations of the SEC and Nasdaq. The code of conduct is available at http://ir.zumiez.com under the “Governance” section.

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines that provide an overview of the governance structure maintained at the Company and policies related thereto. The guidelines are available at http://ir.zumiez.com under the “Governance” section.

Executive Compensation Recovery Policy

The Company maintains an executive compensation recovery policy. Pursuant to this policy, the Company may recover incentive income that was based on the achievement of quantitative performance targets if the executive officer engaged in fraud or intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes all incentive income and compensation that the compensation committee considers to be appropriate based upon the circumstance.

The compensation committee has the sole discretion to administer this policy and take actions under it, including soliciting recommendations from the audit committee and the full board of directors and retaining outside advisors to assist in making its determinations. The actions taken by the compensation committee are independent of any action imposed by law enforcement agencies, regulators or other authorities.

Director Nomination Procedures

The nominations to the board of directors were completed by the governance and nominating committee. The governance and nominating committee has established board membership criteria (discussed above, under the section entitled “Membership Criteria for Board Members”) and the procedures for selecting new directors.

The nominations to the board of directors in fiscal 2012 and through the date of this proxy statement were completed using procedures in accordance with the charter of the governance and nominating committee including the director qualifications, criteria and skills as outlined in such charter. These procedures include:

•

Initial review of potential director candidates by the committee as submitted by the independent directors of the board based on our established criteria for board membership including (without limitation) experience, skill set, diversity and the ability to act effectively on behalf of the shareholders and such other criteria as the committee may deem relevant from time to time.

•

Each director candidate was put forth for consideration as a director candidate independently by our independent directors based on their knowledge of the candidates. None of our independent directors had a relationship with any candidates that would impair his or her independence. Each candidate’s biography was reviewed by each member of the committee with the intention that each candidate would bring a unique perspective to benefit our shareholders and management.

•

Interviews of director candidates were conducted by members of the committee and senior management. These interviews confirmed the committee’s initial conclusion that candidates met the qualifications, criteria and skills to serve as a director of the Company.

•	Reference checks were conducted if further checks were required based on the level of knowledge about the candidate by members of the committee.

•	Background checks were conducted, including criminal, credit and bankruptcy, SEC violations and/or sanctions, work history and education.

•

Independence questionnaires were completed by candidates and then reviewed by the Company, the committee and the Company’s outside legal counsel to ensure candidates meet the requirements to be an independent director for the board, audit committee, compensation committee and the governance and nominating committee. The review also ensures the candidates positions do not conflict in any material way with Company business.

•

Conclusion to nominate a candidate is based on all of the procedures reviewed previously and the information attached. It is ensured through these procedures that the candidate appears to be well qualified to serve on the Company’s board of directors and its committees and appears to meet Nasdaq and SEC requirements to be able to serve as an independent director and as a member of the audit committee and any other committee the board may assign to such director.

No fees were paid to any third party search firms in connection with any director nominations.

Travis D. Smith was appointed to our board of directors on August 14, 2012. Mr. Smith was originally recommended to the Company to join the board by our CEO.

The governance and nominating committee of the board will consider qualified nominees recommended by shareholders who may submit recommendations to the governance and nominating committee in care of our Chairman of the Board and Corporate Secretary at the following address:

Board of Directors and Chairman of the Board

c/o Corporate Secretary

Zumiez Inc.

4001 204th Street SW

Lynnwood, Washington 98036

Nominees for director who are recommended by our shareholders will be evaluated in the same manner as any other nominee for director. Shareholder recommendations for director should include the following information:

•	the name, age, residence, personal address and business address of the shareholder who intends to make the nomination and of the person(s) to be nominated;

•

the principal occupation or employment, the name, type of business and address of the organization in which such employment is carried on of each proposed nominee and of the shareholder who intends to make the nomination;

•	a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding;

•	a description of all arrangements or understandings between the shareholder and the recommended nominee;

•

such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended; and

•	the consent of the recommended nominee to serve as a director of the Company if so elected.

The governance and nominating committee may require that the proposed nominee furnish the committee with other information as it may reasonably request to assist it in determining the eligibility of the proposed nominee to serve as a director.

To submit a recommendation for director for an upcoming annual shareholder meeting, it is necessary that a proposing shareholder notify the Company and provide the information set forth previously, no later than 120 days prior to the corresponding date on which the Company’s annual proxy statement is mailed in connection with the most recent annual meeting.

General Director Nomination Right of All Shareholders

Any shareholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in Article I, Section 10 of the Company’s bylaws. Specifically, these provisions require that written notice of a shareholder’s intent to make a nomination for the election of directors be received by the Corporate Secretary not fewer than 120 days and not more than 150 days prior to the anniversary date of the prior year’s annual meeting of shareholders.

The Corporate Secretary will send a copy of the Company’s bylaws to any interested shareholder who requests them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 18, 2013 by: (i) each of our directors; (ii) each of our NEOs; (iii) all of our executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% percent of our common stock. The table is based upon information supplied by our officers, directors and principal shareholders and a review of Schedule 13G reports filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on shares outstanding on March 18, 2013, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before May 17, 2013, which is 60 days after March 18, 2013. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted below, the address for each person that holds 5% or more of our common stock is c/o Zumiez Inc., 4001 204th Street SW, Lynnwood, Washington 98036.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Thomas D. Campion (1)	4,588,393	15.2%
Richard M. Brooks (2)	3,713,024	12.3%
Lynn K. Kilbourne (3)	273,676	*
Christopher C. Work (4)	17,065	*
Ford K. Wright (5)	246,349	*
Chris K. Visser (6)	4,969	*
William M. Barnum Jr. (7)	91,482	*
Gerald F. Ryles (8)	40,745	*
James M. Weber (9)	32,364	*
Matthew L. Hyde (10)	32,364	*
Sarah (Sally) G. McCoy (11)	6,248	*
Ernest R. Johnson (12)	6,298	*
Travis D. Smith (13)	2,255	*
Marc D. Stolzman (14)	0	*
All Executive Officers and Directors as a group (14 persons)	9,055,232	29.6%
T. Rowe Price Associates, Inc. (15)	4,795,200	15.2%
Waddell & Reed Financial, Inc. (16)	2,505,731	8.0%
Wasatch Advisors, Inc. (17)	2,285,955	7.3%
Massachusetts Financial Services Company (18)	1,967,460	6.3%
BlackRock, Inc. (19)	1,634,133	5.2%

*	Less than one percent.

(1)	Includes shares of common stock held by grantor retained annuity trusts for which Thomas D. Campion is trustee. Mr. Campion is our Chairman of the Board.

(2)	Mr. Brooks is our CEO and a Director.

(3)	Consists of 65,612 shares of stock held by Ms. Kilbourne of which 22,056 shares are restricted and 208,064 vested stock options. Ms. Kilbourne is our President and General Merchandising Manager.

(4)	Consists of 16,231 shares of stock held by Mr. Work of which 5,461 shares are restricted and 834 vested stock options. Mr. Work is our Chief Financial Officer.

(5)	Consists of 68,781 shares of stock held by Mr. Wright of which 8,802 shares are restricted and 177,568 vested stock options. Mr. Wright is our Executive Vice President of Stores.

(6)	Consists of 4,969 shares of stock held by Mr. Visser of which 4,969 shares are restricted. Mr. Visser is our General Counsel and Corporate Secretary.

(7)	Consists of 67,482 shares of stock held by Mr. Barnum of which 2,211 shares are restricted and 24,000 vested stock options. Mr. Barnum is one of our directors.

(8)	Consists of 16,745 shares of stock held by Mr. Ryles of which 2,211 shares are restricted and 24,000 vested stock options. Mr. Ryles is one of our directors.

(9)	Consists of 18,364 shares of stock held by Mr. Weber of which 2,211 shares are restricted and 14,000 vested stock options. Mr. Weber is one of our directors.

(10)	Consists of 18,364 shares of stock held by Mr. Hyde of which 2,211 shares are restricted and 14,000 vested stock options. Mr. Hyde is one of our directors.

(11)	Consists of 6,248 shares of stock held by Ms. McCoy of which 2,211 shares are restricted. Ms. McCoy is one of our directors.

(12)	Consists of 6,298 shares of stock held by Mr. Johnson of which 2,211 shares are restricted. Mr. Johnson is one of our directors.

(13)	Consists of 2,255 shares of stock held by Mr. Smith of which 2,255 shares are restricted. Mr. Smith is one of our directors.

(14)	Mr. Stolzman is our former Chief Financial Officer and Secretary. Mr. Stolzman resigned effective August 23, 2012.

(15)	This information is based solely on a Schedule 13G/A filed February 6, 2013 by T. Rowe Price Associates, Inc. (“Price Associates”). These securities are owned by various individual and institutional investors including T. Rowe Price New Horizons Fund, Inc. (which owns 2,372,800 shares, representing 7.5% of the shares outstanding), which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(16)	This information is based solely on a Schedule 13G/A filed February 7, 2013 by Waddell & Reed Financial, Inc. The securities reported on are beneficially owned by one or more open-ended investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company (“IICO”), an investment advisory subsidiary of Waddell & Reed Financial, Inc. (“WDR”) or Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of Waddell & Reed, Inc. (“WRI”). WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company (“WRFSI”). In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, IICO and/or WRIMCO may be deemed the beneficial owner of the securities covered by this statement under Rule 13d-3 of the Securities Exchange Act of 1934 (the “1934 Act”). IICO, WRIMCO, WRI, WRFSI and WDR are of the view that they are not acting as a “group” for purposes of Section 13(d) under the 1934 Act. Indirect “beneficial ownership” is attributed to the respective parent companies solely because of the parent companies’ control relationship to WRIMCO and IICO. The business address of Waddell & Reed Financial, Inc. is 6300 Lamar Avenue, Overland Park, Kansas 66202.

(17)	This information is based solely on a Schedule 13G filed February 14, 2013 by Wasatch Advisors, Inc. The business address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, UT 84111.

(18)	This information is based solely on a Schedule 13G filed February 12, 2013 by Massachusetts Financial Services Company. The business address of Massachusetts Financial Services Company is 111 Huntington Avenue, Boston, MA 02199.

(19)	This information is based solely on a Schedule 13G filed January 30, 2013 by BlackRock, Inc. The business address of BlackRock, Inc. is 40 East 52nd Street New York, NY 10022.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2012, all applicable Section 16(a) filing requirements were met, and that all such filings were timely except for a late Form 4 report filed on behalf of Thomas Campion relating to a prior gift of shares.

EXECUTIVE OFFICERS

As of the end of fiscal 2012 the names, ages and positions of the current non-director executive officers of the Company are listed below, along with their respective business experience during the past five years. No family relationships exist among any of the directors or executive officers of the Company.

Lynn K. Kilbourne, 50, has served as our President and General Merchandising Manager (“GMM”) since September 2008. Prior to September 2008 and since September 2004, Ms. Kilbourne served as our Executive Vice President and GMM. From July 1991 until May 2001, she was with Banana Republic, a subsidiary of Gap, Inc., in various senior management positions. After leaving Banana Republic, Ms. Kilbourne served as an independent consultant in the retail industry until she joined Zumiez in September 2004. Ms. Kilbourne holds a B.A. in Economics and Political Science from Yale University and an M.B.A. from the Harvard University Graduate School of Business Administration.

Chris K. Visser, 42, has served as our General Counsel and Corporate Secretary since October 2012. From 2001 until October 2012, Mr. Visser was with K&L Gates LLP where he was a partner in the corporate, securities, and mergers and acquisitions practice group. Mr. Visser also worked as a process engineer with Vista Chemical Company prior to earning his law degree. Mr. Visser holds a Bachelor of Science degree in Chemical Engineering from the University of Washington. Mr. Visser also obtained an M.B.A, with a Concentration in Finance, from the University of Houston and a J.D. from the University of Houston Law Center where he graduated with academic honors and served as an editor on the Houston Law Review.

Christopher C. Work, 34, has served as Chief Financial Officer since August 2012. Mr. Work has been employed with the Company since October 2007, where he last served as Vice President, Controller. From September 2002 to October 2007, Mr. Work was an employee of Ernst & Young LLP, obtaining the level of Manager. Mr. Work received a Master of Professional Accounting from the University of Washington and a B.A. in Accountancy from Western Washington University. Mr. Work is a Certified Public Accountant in the State of Washington.

Ford K. Wright, 45, has served as our Executive Vice President of Stores since March 2007. From May of 2000 through February 2007, he served as the Director of Store Systems. From June 1994 through April 2000, Mr. Wright has served in Store, District and Regional Management positions. Prior to June of 1994, Mr. Wright was employed with Nordstrom. Mr. Wright has over 20 years experience in the retail and wholesale clothing industry.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our basis for competitive advantage is our culture—conceived, developed and maintained as a unique and powerful basis for engendering commitment, accountability, competitiveness and creativity among all of our employees. The objective of this compensation discussion and analysis is to describe how, for the NEOs, we link our culture to compensation philosophy and then to compensation strategy; and, to explain how we executed our compensation strategy during the last fiscal year. While the discussion and analysis focuses on the NEOs in the compensation tables in this proxy statement, we link culture, compensation philosophy and compensation strategy throughout the organization from the seasonal sales employee to each of the NEOs.

Value Creation Model

The following summary illustrates how the compensation philosophy and strategies are integrated with and derived from the Zumiez culture. We believe this integrated approach supports long-term growth in shareholder value.

The Zumiez Culture

While every organization has a culture, even if it is a culture by default, we believe that the Zumiez culture is unique. We believe it is well defined, understood widely and thoroughly among all employees, reinforced and exemplified by leaders held accountable for doing so and integrated into the daily practices and processes throughout the business. We believe the Zumiez culture is a competitive advantage and is built on a set of shared values that have been in place since the inception of the business. These shared values include:

•

Empowered managers—The Zumiez culture pushes decision making down to the appropriate level in the organization within the context of appropriate guidelines, controls and procedures. This gives our managers throughout the organization the ability to impact their results creating increased accountability, clear measurements and a sense of ownership throughout the organization.

•

Teaching and learning—Our culture strives to integrate quality teaching and learning experiences throughout the organization. We do this through a comprehensive training program, which primarily focuses on sales and customer service training. Our training programs have been developed internally and are almost exclusively taught internally by Zumiez employees to Zumiez employees. The training programs have been developed to empower our managers to make good retail decisions.

•

Competition—We believe that Zumiez employees enjoy competing. Our entire system is built around creating opportunities for people to compete and to be recognized for their contributions. This is reflected in everything we do including empowering managers, building competition into almost all of our training and in how we recognize the successes of our employees throughout the organization.

•	Fairness and honesty—Along with our employees, we strive to be fair and honest in all of our relationships. This includes how we work with each other, our vendors, our landlords and our customers.

Culture and Compensation Philosophy

The Zumiez culture guides how we manage our business and it permeates through our compensation philosophy. We believe our culture itself has value to our employees. Our culture allows our employees throughout the organization to make appropriate decisions to impact their results as well as the Company’s financial results. We believe the competitive people we hire and the training we provide helps us generate strong operating results and we believe that our employees value working in this kind of environment.

The compensation committee believes the purpose of the compensation program for our NEOs is to help attract, retain, align, motivate and reward executives capable of understanding, committing to, maintaining and enhancing the culture; and, with culture as a centerpiece of our competitive advantage, establishing and accomplishing business strategies and goals that we believe makes us an attractive investment for shareholders. To do so, the compensation committee believes the compensation program should offer compensation opportunities that:

•	are externally competitive with compensation paid by companies in the market for executive talent;

•	reward performance by linking compensation to quantitative and qualitative goals that the compensation committee believes is in the best long-term interest of shareholders;

•	drive long-term shareholder thinking by delivering a substantial portion of the NEOs compensation or wealth in the form of equity that is directly linked to our stock price;

•

are an effective blend of guaranteed and at-risk components, where the proportion of guaranteed pay is less than average and the proportion of at-risk pay is greater than average when compared against the competitive market; and

•	for at-risk components of pay, are an effective balance between short-term and long-term interests of our shareholders.

The compensation committee believes that at-risk components should result in compensation for the executive in proportion to and to the extent justified by performance. For Zumiez executives, “performance” means, first of all, doing the right things—achieving the financial results that clearly drive the creation of shareholder value. The compensation program must align the interests and motivations of executives with those of shareholders. Secondly, performance means doing things right—acting as strong, respected and acknowledged leaders of staff; and, as role models of leadership behavior in the community at-large. We believe that exemplary executive behavior helps to support sustainable long-term creation of shareholder value.

The compensation committee intends to continually explore, consider and introduce enhanced or new compensation approaches and elements for NEOs as appropriate.

Compensation Goals and Strategy for NEOs

Simplicity and Transparency. The compensation committee seeks simplicity and transparency in the compensation program for our NEOs. Therefore, the program focuses on easily understood components of clearly determinable value—base salary, bonuses, short-term cash based incentives and long-term equity awards. We refer to the combination of these as “total direct compensation.” The compensation committee does not use supplemental executive benefits and perquisites that are generally not also made available to our employees.

Attractive Compensation Opportunities. The compensation committee believes in and commits to planning for internal succession; however, the Company must be positioned to attract and retain high-caliber executive talent in the external marketplace. It believes it must be positioned to bring in seasoned, proven individuals from within the industry and beyond who can perform the full scope of their roles from the time of hire. Establishing and maintaining the ability to attract and retain talent is a top priority for compensation of NEOs. To address this priority responsibly on behalf of shareholders, the compensation committee works each year to:

•	Establish a conservative salary range for each position to guide salary hiring offers and salary increase decisions.

•	Establish a competitive total annual cash compensation opportunity for each position through annual cash incentives where payout is contingent on performance.

•

Provide opportunities to earn stock incentives in proportions so that the long-term opportunity for each NEO to earn total direct compensation (salary plus annual cash incentives plus stock incentives) is above average should shareholders realize above average returns.

Pay-at-Risk. The compensation committee is committed to pay-at-risk. “Pay-at-risk” means compensation that is earned only upon clear evidence that the interests of shareholders have been served. By design, we believe the proportion of each NEOs total direct compensation that is at-risk is greater than what is typically observed in the marketplace. Conservative base salaries are combined with above-average cash and stock incentives to create a total package that is competitive. We believe the pay-at risk philosophy is evidenced by the fact that no NEO has been paid the maximum total incentive compensation in our history of being a public company.

Pay-for-Performance. The compensation committee believes pay-at-risk enables pay-for-performance. It allows major portions of total direct compensation to be paid only when short-term and long-term interests of shareholders have been met.

For short-term (annual) pay-for-performance for the NEOs as a group, the compensation committee has the following goals:

•

Drive alignment around three measures of performance: (1) comparable store sales results, (2) product margin and (3) diluted earnings per share. The compensation committee believes these are the best measures because they have the largest impact on Zumiez ability to grow profitability and provide clarity to individual executives. We calculate these performance measures as follows:

•

Comparable store sales—We report “comparable store sales” based on net sales beginning on the first anniversary of the first day of operation of a new store or ecommerce business. We operate a sales strategy that integrates our stores with our ecommerce platform. There is significant interaction between our in-store sales and our ecommerce sales channels and we believe that they are utilized in tandem to serve our customers. Therefore, our comparable store sales also include our ecommerce sales. Changes in our comparable store sales between two periods are based on net sales of “in-store” or ecommerce businesses which were in operation during both of the two periods being compared and, if a in-store or ecommerce business is included in the calculation of comparable store sales for only a portion of one of the two periods being compared, then that in-store or ecommerce business is included in the calculation for only the comparable portion of the other period. Any change in square footage of an existing comparable store, including remodels and relocations, does not eliminate that store from inclusion in the calculation of comparable store sales. Any store or ecommerce business that we acquire will be included in the calculation of comparable store sales after the first anniversary of the acquisition date.

•

Product margin—Product margin is calculated as net sales less cost of goods sold, divided by our net sales. For purposes of this calculation, our net sales consist of revenue recognized upon purchase by our customers, net of actual sales returns, excluding shipping revenue. For purposes of this calculation, our cost of goods sold consist of the cost of goods purchased from our private label vendors, including importing and inbound freight costs, and the cost of goods purchased from third party manufacturers, sold to our customers.

•	Diluted earnings per share—Diluted earnings per share is calculated in accordance with GAAP.

•	Provide for the risk of zero annual short-term cash based incentives payout should minimum performance expectations not be met.

•	Grant of awards that upon achievement of target performance measures, are in the best long-term interests of the shareholders.

•	Provide for pay-at-risk, i.e., performance expectations that are challenging, but achievable.

•	Communicate proactively to all NEOs performance expectations in order to establish clear incentive for achievement.

•	Provide for upside compensation potential results that are beyond Company expectations.

•	Set forth prudent limits, or caps, on upside potential to ensure no possibility of payouts that might be judged by shareholders as unjustifiable or excessive.

For long-term pay-for-performance (long-term equity incentive), the compensation committee’s goal is to link the ultimate compensation amounts realized by NEOs directly and exclusively to the Company’s long-term common stock performance. To do so, the compensation committee makes use of stock-based awards for all NEOs (except as noted, below, under the section heading “The Compensation Decision-making Process”).

The compensation committee has used, and intends to make use of, both gain-based stock awards (stock options) and full-value stock awards (restricted stock). The compensation committee determines on an annual basis for each NEO the total value of an award, based on a competitive range, that best reflects in the compensation committee’s judgment both the individual’s long-term track record of success and potential for long-term value-added future contributions.

Gain-based awards have widespread use and have upside potential that can be highly motivational. However, the compensation committee: (i) is aware that gain-based awards have no downside potential similar to that of holding outright shares of stock; (ii) recognizes that the exclusive and substantial use of gain-based awards has been historically noted by the investment community as a potential contributor to misguided or unacceptable decisions on the part of executives in certain other companies; and, (iii) knows that historic accounting advantages for the use of gain-based awards no longer exist. In addition, the compensation committee is aware of the executive compensation trend among publicly-held companies to utilize less gain-based awards in favor of full-value awards such as restricted stock. Therefore, the compensation committee continues to review and has deployed full-value restricted stock awards to help offset and balance the disadvantages of gain-based awards for achieving pay-for-performance and other compensation goals while retaining the advantages of gain-based awards. The mix of gain-based awards and full-value awards is evaluated annually by the compensation committee and adjusted based on input from the compensation consultant and the CEO, all in the context of the marketplace, our compensation philosophy, and what the compensation committee believes is in the best interest of the shareholders and the NEOs. The compensation committee also allows some deference to the CEO in the allocation between stock options and restricted stock, so long as the total compensation charge to Zumiez is equal to what was approved by the compensation committee.

Executive Officer Continuity. Undesirable, unanticipated or untimely departure of an executive officer is a risk to the Company that the compensation committee works to avoid. The risk stems from the potentially high costs of recruiting, relocation, operational disruption, reduced morale, turnover ripple effects among staff, negative external perceptions, reduced external confidence and lost intellectual capital.

The compensation committee encourages executive officer continuity by granting stock awards to an NEO where the ultimate realization of value not only depends on stock price, but also on the NEO remaining with Zumiez for many years. Accordingly, if a NEO were to depart from Zumiez then he or she could forfeit substantial amounts of unrealized compensation.

Shareholder Mentality. We believe it is in the best interests of shareholders for our leaders to feel, think and act like shareholders, and to have a “shareholder mentality” as they go about envisioning, planning for and executing operations. The compensation committee seeks to cultivate NEOs with a shareholder mentality by having NEOs receive, accumulate and maintain significant ownership positions in Zumiez through annual equity grants.

Within this concept, through equity awards granted over time, each of our NEOs has the ability to establish and maintain a valuable ownership in Zumiez.

Summary of the Elements of NEO Compensation

The compensation committee utilizes five primary elements for compensating NEOs:

•	Base Salary

•	Non-Equity Incentive Plan Compensation (“short-term cash based incentives”)

•	Bonus

•	Stock Option Grants

•	Restricted Stock Grants

Total Pay Philosophy—Our “Total Pay” compensation philosophy is designed to recognize and reward the contributions of all employees, including executives, in achieving our strategic goals and business objectives, while aligning our compensation program with shareholder interests. We regularly assess our total pay package, and we adjust it as appropriate to remain competitive and to enable us to attract and retain our NEOs. We believe our total pay practices motivate our executives to build long-term shareholder value.

Base Salary is a pre-set fixed cash amount that is delivered regularly in equal portions through the year. Each NEOs annual base salary rate is reviewed from time to time and at least annually by the compensation committee. Outside of the CEO, the review is based on recommendations of the CEO.

Short-Term Cash Based Incentives are based on pre-set opportunities for cash awards to be paid after the end of the year based on performance for the year. Actual payouts may be between zero and twice the target amount, where the target amount is that established for each NEO by the compensation committee if target goals are achieved.

Bonuses may be awarded from time to time in order to attract and retain key NEOs. These bonuses, when awarded, are generally in addition to those earned from participating in short-term cash based incentives and are considered in the executive’s total direct compensation. The intention is to pay such bonuses rarely and in modest amounts if and only if other elements of the executive pay system do not respond to outstanding achievements clearly pursued and delivered in the interests of shareholders.

Stock Option Grants are opportunities granted from time to time (usually annually or at the time of hiring) to an NEO to purchase our common stock at some future time at a pre-established fixed price set at the time of grant. This price is the actual market price of the stock at the time of grant. The right to exercise options in a particular grant is accumulated over a number of years, and is subject to vesting based upon continued employment with us.

Restricted Stock Grants are awards of common voting shares of stock that are granted from time to time (usually annually or at the time of hiring) to each NEO. The right to earn the stock is contingent upon continued employment over a period of time.

The compensation committee views the elements of total direct compensation for NEOs as an integrated package to achieve all of the compensation goals described in the immediately preceding section of this discussion.

Fiscal 2012—A Review of This Past Year

In fiscal 2012 Zumiez achieved record sales and earnings levels and continued to build on the momentum we had seen in fiscal 2011. The charts below show net sales and diluted earnings per share (“diluted EPS”) on a GAAP basis for fiscal 2011 and 2012 and the percentage growth in fiscal 2012.

We had strong momentum entering fiscal 2012 and expected our financial performance would continue to reflect increasing year over year performance in both net sales and diluted earnings per share. Considering the prior year performance and the plans in motion for fiscal 2012, the compensation committee granted salary increases to the NEOs except our Chairman of the Board, to keep pay in line with the stated compensation philosophy and market data.

The compensation committee believes the compensation structure outlined in previous years is still relevant and appropriate, so the short-term cash based incentives and long-term equity incentives components of compensation were designed to follow the same methodology and is discussed in further detail below.

We believe the strong fiscal 2011 and fiscal 2012 results are due to focusing on long-term winning solutions and the unique business model and compensation structure that have been formed over many years. We continued to make key infrastructure and people investments that resonated with our customers. In July 2012, we completed the acquisition of Blue Tomato. Blue Tomato is a multi-channel retailer for board sports and related apparel and footwear in the European marketplace. The Blue Tomato acquisition represents a presence in the European action sports market with an established brand identity and operational philosophies that are strategically aligned with Zumiez.

We believe that by making these key investments over many years and looking at financial results over a longer time horizon will provide a better long-term return for our investors; and since owned stock or stock based awards are the material component of our NEOs compensation and wealth creation, we believe our compensation structure aligns management’s and shareholders’ interests.

Due to our executive compensation programs emphasis on pay for performance and pay at risk, compensation awarded to the NEOs for fiscal 2012 reflected Zumiez’ strong results. As shown below, for the named executive officers as a group, excluding the Chairman and the CEO, pay at risk and performance-based pay for fiscal 2012 comprised an average of approximately 63% and 44%, respectively, of the total compensation as shown in the Summary Compensation Table. We have excluded our Chairman and CEO due to the difference in the compensation structure for the Chairman and CEO, who beneficially own 15.2% and 12.3% of the Company as of March 18, 2013, respectively, and have not received equity awards since before our initial public offering as discussed further under the section heading, “The Compensation Decision-making Process.”

Fiscal 2013—A Look at the Upcoming Year

While the results of fiscal 2012 were positive, we recognize that many consumers continue to face challenging economic conditions and uncertainty. Further as we enter fiscal 2013, consumers continue to confront both domestic and global economic news that cause concern in the retail environment and lead us to be cautious in our outlook for the coming year. The compensation committee evaluated compensation for fiscal 2012 with an eye toward balancing retention of key executive officers with our pay for performance principles and anticipated costs to the Company. With this in mind, the compensation committee kept the same elements of compensation for fiscal 2013 as the elements in place for fiscal 2012. As such, fiscal 2012 target total direct compensation consists of base salary, annual short-term cash based incentives, bonus and long-term equity incentive compensation in the form of stock options awards and restricted stock awards. The compensation committee believes this combination of elements of compensation is the appropriate mix to motivate future performance, drive Company results and retain executive officers. The compensation committee will continue to evaluate both quantitative and qualitative performance results relative to internal goals and standards as well as industry averages when evaluating and determining total direct compensation rewards and opportunities for its NEOs.

Base Salary

In March 2012, the compensation committee met and reviewed the evaluations of the NEOs and the overall performance of the Company against three objective measures; (1) comparable store sales performance, (2) product margin and (3) diluted earnings per share. Based upon our performance in fiscal 2011 and the contributions of the NEOs towards achieving these results, the following base salaries for fiscal 2012 were awarded:

Executive Officer	Fiscal 2012 Base Salary (1)	Increase Over Prior Fiscal Year
Thomas D. Campion, Chairman of the Board	$306,600	0.0%
Richard M. Brooks, Chief Executive Officer and Director	$631,600	3.0%
Lynn K. Kilbourne, President and General Merchandising Manager	$489,250	3.0%
Christopher C. Work, Chief Financial Officer (2)	$210,000	N/A
Ford K. Wright, Executive Vice President of Stores	$278,250	3.0%
Marc D. Stolzman, former Chief Financial Officer and Secretary (3)	$319,250	2.1%

(1)	Reflects annualized base salary as of the fiscal year end, with the exception of Mr. Stolzman as noted below. Refer to the Summary Compensation Table for actual base salary paid in fiscal 2012.

(2)	Mr. Work was appointed as our Chief Financial Officer effective August 23, 2012 and his base salary for the remainder of fiscal 2012 was set at $210,000 per year. Mr. Work previously served as our Vice President and Controller.

(3)	Mr. Stolzman resigned as the Company’s Chief Financial Officer and Secretary in August of 2012. His annualized salary for fiscal 2012 was set at $319,250.

The compensation committee sets executive base salaries at levels it believes are competitive based on each individual executive’s role and responsibilities. The compensation committee reviews base salaries for executive officers at the time of hire and thereafter on an annual basis. The compensation committee may also review base salary at the time of promotion or other significant changes in responsibilities. Base salary changes also impact target annual incentive bonus amounts, and actual annual incentive bonus payouts, because they are based on a percentage of base salary. When reviewing each executive’s base salary, the compensation committee considers the level of responsibility and complexity of the executive’s job, whether individual performance in the prior year was particularly strong or weak, and the salaries paid for the same or similar positions based on analysis of the competitive market. Consistent with the philosophy discussed previously, our executive base salaries generally are set at less than the median (at the 40th percentile) for comparable positions based on analysis of the competitive market.

Short-Term Cash Based Incentives

In March 2012, the compensation committee approved the terms of the fiscal 2012 short-term cash based incentives. Our NEOs short-term cash based incentives are targeted at approximately 0.2% of sales and 0.5% of sales at maximum payout. The short-term cash based incentives is appropriate to provide for increased payouts due to the significant shareholder returns commonly generated by above-target comparable store sales, product margin and diluted earnings per share performance. The compensation committee has the discretion under the plan to reduce the awards paid under the plan, but do not have discretion to increase payouts that are based on achievement of the objective performance goals or make a payout based on the objective performance goals if the first threshold targets are not achieved. All of our executives are subject to our Executive Compensation Recovery Policy, which further mitigates excessive risk taking. No payouts are made until audited financial results are received, reviewed and approved by the audit committee at our March meeting after our fiscal year has ended.

For each of the three performance measures, comparable store sales, product margin and diluted earnings per share, the compensation committee established performance thresholds for the NEOs. The first threshold relates to a minimum acceptable level of financial performance. Each succeeding threshold is designed to reward the NEOs based upon the improved financial performance of the business. The second threshold is the target threshold. The thresholds above the target threshold each pay out a higher percentage of base salary culminating in the top threshold, which is designed as a stretch challenge. The compensation committee believes these goals are not easily achieved; and, in the last seven years, no NEO has achieved all three of the stretch challenge measurement goals. The following table shows the performance thresholds for each measure for fiscal 2012:

	Performance Threshold
Objective Measure	1	2	3	4	5
		Target
Comparable Store Sales Growth	3.5%	5.5%	7.5%	9.0%	11.0%
Product Margin Improvement	Last year minus	Last year minus	Last year plus	Last year plus	Last year plus
	0.3%	0.1%	0.0%	0.2%	0.4%
Diluted Earnings Per Share	$1.37	$1.43	$1.50	$1.58	$1.69
Diluted Earnings Per Share Growth	14.2%	19.2%	25.0%	31.7%	40.8%

The following table represents the percentage of the respective NEOs base salary that will be earned upon achievement of the performance thresholds (“Threshold Percentage”):

	Performance Threshold
Executive Officer	1	2	3	4	5
Thomas D. Campion, Chairman of the Board	16%	65%	98%	114%	130%
Richard M. Brooks, Chief Executive Officer and Director	23%	90%	135%	158%	180%
Lynn K. Kilbourne, President and General Merchandising Manager	20%	80%	120%	140%	160%
Christopher C. Work, Chief Financial Officer	13%	50%	75%	88%	100%
Ford K. Wright, Executive Vice President of Stores	16%	65%	98%	114%	130%
Marc D. Stolzman, former Chief Financial Officer and Secretary	16%	65%	98%	114%	130%

The threshold percentages in the table above are multiplied by the percentages in the following table for each performance threshold achieved (“Objective Measure Weighting Percentage”). The compensation committee weights each threshold for each of the NEOs based upon that individual’s ability to impact the measure. For example, our Executive Vice President of Stores is more heavily weighted on the comparable store sales objective measure, while our President and General Merchandising Manager is more heavily weighted on product margin.

	Objective Measure
Executive Officer	Comparable Store Sales	Diluted Earnings Per Share Growth	Product Margin
Thomas D. Campion, Chairman of the Board	30%	40%	30%
Richard M. Brooks, Chief Executive Officer and Director	30%	40%	30%
Lynn K. Kilbourne, President and General Merchandising Manager	30%	40%	30%
Christopher C. Work, Chief Financial Officer	30%	50%	20%
Ford K. Wright, Executive Vice President of Stores	40%	40%	20%
Marc D. Stolzman, former Chief Financial Officer and Secretary	30%	50%	20%

Therefore, for each performance threshold achieved, the calculation of the short-term cash based incentive earned is as follows:

Base Salary ($) x Threshold Percentage x Objective Measure Weighting Percentage

During fiscal 2012, we achieved the level one performance threshold for comparable store sales growth of 5.0%, the level four performance threshold for product margin improvement of last year plus 0.3% and the level two (or target) performance threshold for diluted earnings per share of $1.45. It should be noted that these performance threshold achievements do not take into account any results attributable to our acquisition of Blue Tomato, which was completed in July 2012. The compensation committee elected to exclude any results attributable to Blue Tomato because the acquisition was not contemplated or accounted for when the compensation committee set performance threshold targets for fiscal 2012.

Short-term cash based incentive awards for meeting these achievements were paid to the NEOs for fiscal 2012 in March 2013. The short-term cash based incentives target and compensation paid to the NEOs for fiscal 2012 are as follows:

Executive Officer	Short-Term Cash Based Incentive Compensation Target	Short-Term Cash Based Incentive Compensation Paid
Thomas D. Campion, Chairman of the Board	$199,290	$199,290
Richard M. Brooks, Chief Executive Officer and Director	$568,350	$568,350
Lynn K. Kilbourne, President and General Merchandising Manager	$391,400	$391,400
Christopher C. Work, Chief Financial Officer (1)	$46,132	$54,501
Ford K. Wright, Executive Vice President of Stores	$180,863	$153,733
Marc D. Stolzman, former Chief Financial Officer and Secretary (2)	$207,350	$—

(1)	Mr. Work was appointed as our Chief Financial Officer effective August 23, 2012 and received a short-term cash based incentive compensation prorated based on the length of service as our Chief Financial Officer in fiscal 2012 and as our Vice President and Controller. Mr. Work previously served as our Vice President and Controller. Mr. Work’s short-term cash based incentive compensation target with respect to his appointment as our CFO on an annualized basis was $105,000.

(2)	Mr. Stolzman resigned as the Company’s Chief Financial Officer and Secretary in August of 2012 and did not receive short-term cash based incentive compensation for fiscal 2012.

Bonus

While we continue to open new stores and invest for the future, and have been for many years, the compensation committee recognizes the uncertain economic environment that has the potential to negatively impact virtually every industry including consumer discretionary spending businesses such as ours. The compensation committee recognizes that in some circumstances it may be advisable to establish and pay discretionary bonuses in order to reward NEOs for managing the business during difficult economic conditions. For example, in a situation where at the beginning of a fiscal year there was believed to be a wide range of possible financial outcomes, this variability may make it difficult to set targets for short-term cash based incentives. Accordingly, at the end of the fiscal year the compensation committee retains the discretion to award a bonus if the NEOs were able to achieve meaningful results during the fiscal year by managing the business, such as in the following ways:

•	Cash and marketable securities position at year-end versus plan and prior year.

•	Working capital versus plan and prior year.

•	Capital spending versus plan and prior year.

•	Operating income and diluted earnings per share performance for the year versus plan and the prior year.

•	The current year’s performance relative to driving long-term value creation.

We may also award discretionary cash bonuses from time to time in order to attract and retain key NEOs.

The intention is to pay such bonuses rarely and in modest amounts if an only if other elements of the executive pay system to not respond to outstanding achievements clearly pursued and delivered in the interests of our shareholders.

Long-Term Equity Incentives

The compensation committee uses long-term equity incentives as a significant component of total compensation consistent with the culture and compensation philosophy. The compensation committee continues to believe in the importance of equity compensation for all executive officers and issues equity incentives broadly through the management population.

Additionally, because we do not have a pension or a supplemental executive retirement plan, we believe our executives should plan for their retirement substantially through potential wealth accumulation from equity gains.

Long-term equity incentive awards are determined through a combination of the Company’s performance, execution of our total compensation strategy of rewarding executives and providing a foundation for wealth building. Our stock option awards generally have a ten-year term and typically vest 25% per year. Our restricted stock awards generally vest 33% per year.

The compensation committee met in March 2012 and considered the performance of the Company, its overall compensation strategy and the level of equity grants to align the NEOs with shareholders. Based on the compensation committee’s deliberations, the following equity incentive awards were granted:

Executive Officer	Restricted Stock Grants	Stock Option Grants
Thomas D. Campion, Chairman of the Board	—	—
Richard M. Brooks, Chief Executive Officer and Director	—	—
Lynn K. Kilbourne, President and General Merchandising Manager	8,548	13,985
Christopher C. Work, Chief Financial Officer (1)	1,833	13,066
Ford K. Wright, Executive Vice President of Stores	3,457	5,655
Marc D. Stolzman, former Chief Financial Officer and Secretary	3,949	6,460

(1)	Mr. Work was appointed as our Chief Financial Officer effective August 23, 2012 and received an initial grant of stock options of 13,066 in connection with his new appointment.

The compensation committee believes the levels of grants are appropriate, consistent with its compensation strategy and provide a meaningful alignment of the NEOs with the Company’s shareholders.

Equity Grant Timing Practices. All stock options granted at Zumiez have an exercise price equal to the closing market price of our stock on the grant date. Regular annual grants for employees are approved at the March compensation committee and board meetings, and the grant date for such annual grants is generally the second business day after the public release of fiscal year-end earnings. The grants are approved as formulas based on a specified dollar amount and approved dilution percentages; the number of shares and exercise price for each option grant are determined based on the closing market price of our stock on the grant date, and the number of shares for each restricted stock grant is determined by dividing the dollar amount by the closing market price of our stock on the grant date. The board gives the CEO the ability to grant a small number of equity awards for the current fiscal year at the March board meeting for new hires and promotions.

Executive Compensation and Change in Net Wealth of Zumiez Stock Compare to Total Shareholder Return and Diluted Earnings Per Share Performance

The following summary charts illustrate, over the previous five fiscal years, the relationship of the percentage change in executive compensation earned and change in net wealth of Zumiez stock value (“NEO Compensation and Wealth”) to total shareholder return and diluted earnings per share performance. For a discussion of how NEO Compensation and Wealth, total shareholder return and diluted earnings per share performance are calculated, please refer to the footnotes of these charts. Additionally, refer to our Summary Compensation Table for a summary of executive compensation calculated in accordance with SEC rules and regulations.

Chairman and Chief Executive Officer (1)

Other NEOs (4)

(1)	We have shown the comparison of our Chairman of the Board and Chief Executive Officer value to performance separately from the other NEOs due to the difference in the compensation structure for the Chairman and CEO (who beneficially own 15.2% and 12.3% of the Company as of March 18, 2013, respectively, and have not received equity awards since the time before our initial public offering).

(2)	NEO Compensation and Wealth is calculated based on (1) the cash compensation earned during the fiscal year (Salary, Bonus and Non-Equity Incentive Plan Compensation from the Summary Compensation Table), (2) all other compensation received during the fiscal year (All Other Compensation from the Summary Compensation Table), (3) the change in the ending value of owned stock, stock awards granted and in-the-money stock option awards and (4) realized gains on sales of stock.

(3)	Total shareholder return is measured by the percentage change in stock price as of the end of the fiscal year; diluted earnings per share (“diluted EPS”) performance is measured by the percentage change in annual diluted earnings per share.

(4)	This chart does not include Mr. Work as he was promoted to Chief Financial Officer in August 2012 and therefore does not have a comparable percentage change in NEO Compensation and Wealth from the prior years. Additionally, we have removed the NEO Compensation and Wealth for Mr. Stolzman from the chart as he resigned from the Company effective August 2012.

Who is Involved in Compensation Decisions for NEOs

The role of the compensation committee—The compensation committee oversees and governs the compensation of the NEOs. The compensation committee is currently composed of three independent outside directors. Its top priority is aligning the interests of the NEOs with those of shareholders and motivating them in the most effective manner possible to create maximum long-term shareholder value. The compensation committee’s responsibilities are to:

•	Establish and articulate the philosophy, rationale and strategy for compensating all NEOs.

•	Approve and oversee group and individual compensation plans designed to fulfill our philosophy and strategy.

•	Develop, recommend and justify to the board all compensation decisions and actions for the CEO.

•	Review and approve all compensation decisions and actions for other NEOs.

•	Review and approve any up-front performance measures, goals, standards, weightings and formulas that may be used to determine future conditional awards for NEOs.

•	Ensure the ongoing success of our compensation program for NEOs by seeking, pursuing, evaluating and implementing improvements.

•	Review total compensation compared to compensation opportunities and practices in the competitive market for executive talent.

•	Evaluate the enterprise risk associated with all forms of compensation.

•	Appoint, determine the funding for, and oversee the independent compensation consultant.

The role of NEOs—The NEOs, and in particular the CEO, provide and explain information requested by the compensation committee and are present at compensation committee meetings as requested by the compensation committee. The NEOs are not present during deliberations or determination of their respective compensation. On behalf of the compensation committee, the CEO has the following specific responsibilities:

•	Develop, recommend and justify, to the compensation committee, compensation decisions and actions for NEOs other than the CEO.

•

Develop, recommend and justify, to the compensation committee, any up-front performance measures, goals, standards, weightings and formulas that may be used to determine future conditional awards for the compensation program for NEOs.

•	Report, to the compensation committee, experiences with the compensation program for NEOs and present any perceived opportunities for improvement.

•	Communicate appropriate information about the compensation committee’s actions and decisions to the other NEOs.

The role of external advisors—At the compensation committee’s discretion, it may engage and consult with external advisors as it determines necessary to assist in the execution of its duties. External advisors have the following responsibilities:

•	Provide research, analysis and expert opinions, on an as-requested basis, to assist the compensation committee in education, deliberations and decision-making.

•	Maintain independence from our management.

•	Interact with members of management only with the approval of the chair of the compensation committee.

All external advisors are engaged directly by the compensation committee and independently of the management of the Company.

The compensation committee periodically engages a compensation consultant, Ascend Consulting, to work with the compensation committee on its compensation deliberations. During fiscal 2012, the compensation committee asked the consultant to provide an assessment of compensation levels and advise the compensation committee on compensation strategies based on a market analysis taking into account recruiting goals, and retaining and motivating talent to build shareholder value. The compensation committee and the Company believe the compensation consultant is independent of Zumiez and our management.

The role of outside counsel—The compensation committee has consulted with outside legal counsel to advise on its deliberations. During fiscal 2012, outside legal counsel attended compensation committee meetings as deemed appropriate by the compensation committee and was also available between compensation committee meetings to advise the compensation committee.

The Compensation Decision-making Process

The compensation committee gathers together information to help it assess compensation for the NEOs, including:

•

Tally sheets—We use tally sheets for each of the NEOs to summarize the significant components of compensation. At Zumiez, the components of compensation primarily include base salary, short-term cash based incentives, bonuses, equity incentives, 401K discretionary match and merchandise discounts. The tally sheets are compared to targeted total compensation. The tally sheets are used to help prepare the tables that follow this compensation discussion and analysis.

•

Competitive Compensation Analysis—At the compensation committee’s direction, the compensation consultant developed and delivered analysis of competitive compensation for each NEO position. Analysis was performed using publicly-available information on executive pay levels compiled from the most recently available proxy statements of publicly-held companies. The focus was on selected samples of retail companies that best reflect the competitive market for executive talent: those of similar size, business profile and executive compensation practices. Supplemental analyses for the retail sector as a whole and across business sectors in both the Pacific Northwest and nationwide were also conducted. These, along with application of generally accepted methods of statistical analysis, helped ensure the accuracy, validity, reliability and defensibility of results. On the basis of this rigorous approach, the compensation consultant provided expert opinions and conclusions to the compensation committee about targets for base salary, short-term cash based incentives and long-term equity incentives for our NEO roles. The committee used this information to ensure that our stated philosophy and strategy for aligning executive compensation opportunities with the competitive market has been and continues to be fulfilled.

•

Fiscal 2012 results—The compensation committee has access to fiscal 2012 operating plans and budgets as approved by the board of directors in March 2012. Management updates the compensation committee and the board on actual performance compared to budgets and summarizes for the compensation committee how the Company and the NEOs performed against the performance targets.

•

Fiscal 2013 operating and financial plans—The compensation committee also receives the operating plan and budgets for fiscal 2013 as approved by the Company’s board of directors. The compensation committee uses this information to help establish performance targets for the upcoming fiscal year.

•

Audited results—The compensation committee reviews the final audited results to confirm that performance targets were achieved. No incentive awards are made until audited results are received by the board.

•

Wealth creation schedules—The compensation committee requests that management prepare wealth creation schedules for each NEO showing accumulated equity (both vested and unvested), the amount of vested equity awards exercised and the related pre-tax proceeds.

•

Performance of teen specialty retailers—The compensation committee requests that management prepare a schedule for a group of teen retailers comparing comparable-store sales results for the last four fiscal years and the percentage change in diluted earnings per share comparing the most recent year-end results to the previous year. The teen retailers include: Abercrombie & Fitch, Aeropostale, American Eagle, Hot Topic, Tilly’s and Pacific Sunwear. The group was selected because they are generally considered to be leading lifestyle retailers in the teen market. All of the information for these retailers was summarized from publicly available date. The compensation committee compares our relative performance as an additional data point understanding that all of these companies are larger and may have significantly different business models with significantly different growth profiles.

•

Evaluations—The compensation committee receives a self-evaluation and confidential upward evaluations of the CEO and summary evaluations of the remaining NEOs. The compensation committee chair solicits the full membership of the board for feedback on the CEO’s performance and prepares the CEO’s annual evaluation for review by the full compensation committee.

The compensation committee thoroughly and systematically reviews and discusses all information submitted. It asks management to clarify and supplement as appropriate. The committee then works with its consultant to determine fair and competitive compensation awards and opportunities for each of the NEOs.

The compensation committee currently structures the NEO compensation program to:

•	Provide conservative (40th percentile) base salary opportunities against the Company’s competitive market for executive compensation talent.

•	Establish average (50th percentile) total cash compensation opportunities (base salary, bonus and Short-Term Cash Based Incentives) against the competitive market.

•

Provide long-term equity-based awards at the 50th percentile when compared to competitive practices for comparable roles. In the case of our Chairman and our CEO who beneficially own 15.2% and 12.3% of the Company, respectively, the compensation committee has concluded that each executive owns a sufficient amount of equity to align them with the long-term interests of shareholders. Because of this, neither our Chairman nor our CEO has received equity grants since before the Company’s initial public offering.

The compensation committee evaluates this approach to total direct compensation on an annual basis to best maintain alignment of the interests of NEO’s with the long-term economic interests of shareholders, given the maturity, complexity and size of the business. Included is a thorough review of the approach to the Chairman and CEO, where the committee reserves the right to provide additional equity-based awards to the incumbents if it determines doing so is in the best interests of shareholders and/or is needed to best reflect competitive practices.

During its deliberations, the compensation committee also considers:

•	Long-term wealth accumulation—the accumulated wealth from previous equity incentives granted to each NEO.

•	Internal pay equity—the relationship between the compensation of our CEO and the other NEOs, as well as staff at-large.

There is discretion inherent in the compensation committee’s role of establishing compensation for the NEOs. The compensation committee has attempted to minimize discretion by focusing on the three objective financial measures it considers to be the long-term drivers of the Company’s business: comparable store sales, product margin and diluted earnings per share. These three measures have historically been used exclusively to determine the short-term cash based incentives and are also key considerations in determining changes to base salary and long-term equity incentive awards. Some discretion is used by the compensation committee in evaluating the qualitative performance of the NEOs in determining base salary adjustments and payment of discretionary bonuses. Some discretion is also used in the granting of long-term equity incentive awards to help NEOs build wealth through ownership of Zumiez stock. However, in all of these uses of discretion the compensation committee is also governed by the overall compensation philosophy; and, is guided by explicit competitive targets and ranges of reasonableness.

In making its final decisions, the committee works to ensure that all outcomes are thoroughly justifiable and defensible as well as fair and effective from all critical perspectives: those of the full board, shareholders, objective external experts and the NEOs themselves.

Advisory Vote on Executive Compensation. In May of 2011 the shareholders of the Company approved the Company’s executive compensation in an advisory vote with 99.7% of the votes being cast in favor of the Company’s executive compensation. The compensation committee viewed this vote as strong support for its executive compensation decisions and policies and, accordingly, it did not consider making changes to its executive compensation decisions and policies in response to this advisory shareholder vote.

Enterprise Risk and Compensation

The compensation committee considers all facets of the NEOs compensation structure and believes it appropriately balances the drive for financial results and risks to the Company. The compensation committee aligns executive compensation with shareholder interests by placing a majority of total compensation “at risk,” and increasing the amount of pay that is “at risk” as the executives achieve higher levels of performance. “At risk” means the executive will not realize value unless performance goals are attained. The short-term incentives are tied to easily measureable financial metrics that the compensation committee believes are consistent, transparent and drive shareholder value; that is, comparable store sales, product margin and diluted earnings per share. The majority of the long-term based compensation vests over several years and is not tied to specific financial metrics. By combining annual cash incentives tied to short-term financial performance along with the majority of the NEOs long-term wealth creation tied to stock performance, the compensation committee believes an appropriate balance exists between rewarding performance without excessive risk taking. In addition the compensation committee believes the short-term incentives in place that are tied to financial performance do not provide excessive risk to the Company as they are capped at no more than 180% of base pay for our CEO, 160% for our President and GMM, 130% for our Chairman and Executive Vice President of Stores and 100% for our current CFO. The compensation committee believes that the overall executive compensation policy contains less than a ‘reasonable likelihood’ of material risk.

Employment Agreements

None of our U.S. employees have an employment agreement and all U.S. employees are “at will.”

Tax Implications

Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct certain compensation over $1.0 million paid to the executive officers unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. The compensation committee believes that it is generally in the Company’s best interests to comply with Section 162(m) and expects that most of the compensation paid to the named executives will either be under the $1.0 million limit, eligible for exclusion (such as stock options) under the $1.0 million limit, or based on qualified performance objectives. However, notwithstanding this general policy, the compensation committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m). Accordingly, it is possible that some compensation paid to executive officers may not be deductible to the extent that the aggregate of non-exempt compensation exceeds the $1.0 million level. At our 2012 Annual Meeting of Shareholders, the Company’s shareholders approved the material terms of the performance criteria under the Executive Officer Non-Equity Incentive Plan and therefore, the short-term cash based incentive awards (discussed earlier in the Compensation Discussion and Analysis) are eligible for exclusion under the Section 162(m) $1.0 million limit for fiscal 2012 and beyond.

Advisory Vote on Executive Compensation

We provided the Company’s shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers at our 2011 Annual Meeting of Shareholders. As noted above under the section heading “The Compensation Decision-making Process,” the result of this advisory shareholder vote was 99.7% of votes cast approved the compensation of our named executive officers.

Additionally, at our 2011 Annual Meeting of Shareholders, we provided the Company’s shareholders with the opportunity to indicate their preference on how frequently we should seek an advisory vote on the compensation of our named executive officers, with the option for every “1 Year,” every “2 Years,” or every “3 Years.” The result of this advisory vote was 58.9% of votes cast were in favor of an advisory vote on executive compensation every three years. Based on the board of directors’ recommendation for a frequency of three years and the voting results with respect to the frequency of future advisory votes on executive compensation, the board of directors determined that it will include in the annual shareholder meeting proxy materials a shareholder vote on executive compensation every three years until the next required vote on frequency of advisory votes on executive compensation. Therefore, the next advisory vote on executive compensation will occur at the 2014 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Ryles, Weber and Barnum currently serve as members of the compensation committee. No member of the compensation committee was at any time during fiscal 2012 or at any other time an officer or employee of Zumiez, and no member had any relationship with Zumiez requiring disclosure as a related-person in the section “Certain Relationships and Related Transactions.” No executive officer of Zumiez has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or compensation committee during fiscal 2012.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Gerald F. Ryles, Chairman

William M. Barnum

James M. Weber

The compensation committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the compensation committee report by reference therein.

Summary Compensation Table

The following table shows all compensation for fiscal 2012, 2011 and 2010 awarded to, earned by, or paid to our CEO, our CFO and our other three most highly paid executive officers, as well as our former Chief Financial Officer and Secretary. These executive officers are referred to as “NEOs.”

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Thomas D. Campion	2012	306,600	—	—	199,290	8,421	514,311
Chairman of the Board	2011	305,752	—	—	348,758	8,646	663,156
	2010	262,500	—	—	252,656	6,363	521,519

Richard M. Brooks	2012	631,324	—	—	568,350	11,794	1,211,468
Chief Executive Officer	2011	606,456	—	—	965,790	8,248	1,580,494
and Director	2010	262,500	—	—	252,656	9,100	524,256

Lynn K. Kilbourne	2012	489,113	295,504	295,503	391,400	4,363	1,475,883
President and General	2011	472,596	253,100	248,911	581,875	5,092	1,561,574
Merchandising Manager	2010	350,000	134,610	204,512	505,313	613	1,195,048

Christopher C. Work (5)	2012	158,265	63,532	224,997	54,501	6,926	508,221
Chief Financial Officer

Ford K. Wright	2012	278,172	119,508	119,490	153,733	11,749	682,652
Executive Vice	2011	269,233	120,982	118,878	275,502	5,848	790,443
President of Stores	2010	225,000	114,419	176,792	235,125	9,864	761,200

Marc D. Stolzman (6)	2012	202,512	136,517	136,500	—	606	476,135
former Chief Financial Officer and Secretary	2011	143,077	300,010	599,992	165,200	7,741	1,216,020

(1)	This column represents the aggregate grant-date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions. For assumptions used in determining these values, please see Note 2 (listed under Stock Compensation) in the Notes to Consolidated Financial Statements in our fiscal 2012, 2011 and 2010 Form 10-K. Information regarding the restricted stock awards granted to the NEOs during fiscal 2012 is set forth in the Grants of Plan-Based Awards Table on a grant-by-grant basis.

(2)	This column represents the aggregate grant-date fair value of stock option awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions. For assumptions used in determining these values, please see Note 2 (listed under Stock Compensation) in the Notes to Consolidated Financial Statements in our fiscal 2012, 2011 and 2010 Form 10-K. Information regarding the stock option awards granted to our NEOs during 2012 is set forth in the Grants of Plan-Based Awards Table on a grant-by-grant basis.

(3)	The amounts set forth in this column were earned during fiscal 2012, 2011 and 2010 and paid in early fiscal 2013, 2012 and 2011 respectively, to each of the NEOs under our executive Short-Term Cash Based Incentives. For additional information on the determination of the amounts related to Non-Equity Incentive Plan Compensation, see the previous discussion in the Compensation Discussion and Analysis entitled, “Short-Term Cash Based Incentives.” Information regarding the threshold, target and maximum estimated future payouts under non-equity incentive plan awards is set forth in the Grants of Plan-Based Awards Table.

(4)

All Other Compensation includes the amount of Company 401K employer match contributions, Company paid short-term and long-term disability insurance premiums, Company paid life insurance premiums and merchandise discounts, which are generally available to all qualified employees. For fiscal 2012, Company

401K employer match contributions were as follows: Mr. Campion ($7,699); Mr. Brooks ($7,699); Ms. Kilbourne ($3,182); Mr. Work ($5,726) and Mr. Wright ($5,726). For fiscal 2012, the value of merchandise discounts received were as follows: Mr. Campion ($305); Mr. Brooks ($3,679); Ms. Kilbourne ($764); Mr. Work ($791); Mr. Wright ($5,585) and Mr. Stolzman ($348).

(5)	Mr. Work was appointed as the Company’s Chief Financial Officer effective August 23, 2012. His fiscal 2012 base salary upon his promotion was $210,000 on an annualized basis.

(6)	Mr. Stolzman was our Chief Financial Officer and Secretary from August 2011 to August 2012. His fiscal 2012 base salary was $319,250 on an annualized basis. As a result of his termination of employment, Mr. Stolzman forfeited 44,466 in stock options with a grant date fair value of $586,491 and 15,193 in unvested restricted stock with a grant date fair value of $362,184.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the NEOs in fiscal 2012. In the columns described as Estimated Future Payouts Under Non-Equity Incentive Plan Awards, this table quantifies potential awards under the executive short-term cash based incentives plan discussed previously.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)
Name
Thomas D. Campion		49,823	199,290	398,580
Chairman of the Board

Richard M. Brooks		142,088	568,350	1,136,700
Chief Executive Officer and Director

Lynn K. Kilbourne		97,850	391,400	782,800
President and General	3/12/2012				8,548			295,504
Merchandising Manager	3/12/2012					13,985	34.57	295,503

Christopher C. Work (6)		11,533	46,132	92,264
Chief Financial Officer	3/16/2012				1,833			63,532
	9/15/2012					13,066	28.30	224,997

Ford K. Wright		45,216	180,863	361,725
Executive Vice	3/12/2012				3,457			119,508
President of Stores	3/12/2012					5,655	34.57	119,490

Marc D. Stolzman (7)		51,838	207,350	414,700
former Chief Financial Officer and Secretary	3/12/2012				3,949			136,517
	3/12/2012					6,460	34.57	136,500

(1)	These columns show what the potential payout for each NEO was under the executive short-term cash based incentives for fiscal 2012 if the threshold, target or maximum goals were satisfied for all performance measures. Please refer to the discussion in the Compensation Discussion and Analysis entitled, “Short-Term Cash Based Incentives” and the Summary Compensation Table for amounts earned by the NEOs in fiscal 2012.

(2)	This column shows the number of shares of restricted stock granted in fiscal 2012 to the NEOs. The restricted stock awards for Ms. Kilbourne, Mr. Wright and Mr. Stolzman vest over a three-year period in equal annual installments beginning on the first anniversary date of the grant. The restricted stock award for Mr. Work vests over a four-year period in equal annual installments beginning on the first anniversary date of the grant. Please refer to the discussion in the Compensation Discussion and Analysis entitled, “Long-Term Equity Incentives.” Information on the aggregate grant-date fair value of restricted stock awards is set forth in the Summary Compensation Table.

(3)	This column shows the number of stock options granted in fiscal 2012 to the NEOs. These stock options vest over a four-year period in equal annual installments beginning on the first anniversary date of the grant. Please refer to the discussion in the Compensation Discussion and Analysis entitled, “Long-Term Equity Incentives.” Information on the aggregate grant-date fair value of stock option awards is set forth in the Summary Compensation Table.

(4)	This column shows the exercise price for the stock options granted, which was the closing price of the Company’s stock on the grant date indicated.

(5)

This column represents the aggregate grant-date fair value of restricted stock and stock option awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions. For assumptions used in determining these values, please see Note 2 (listed under Stock Compensation) in the Notes to Consolidated Financial Statements in our fiscal 2012 Form 10-K. These amounts reflect the Company’s accounting expense for these stock option and restricted stock awards to be recognized over the vesting period of the grants, and do not correspond to the actual value that will be recognized by the NEO.

(6)	Mr. Work was appointed as the Company’s Chief Financial Officer effective August 23, 2012 and received a short-term cash based incentive compensation prorated based on the length of service in that position in fiscal 2012. Mr. Work’s short-term cash based incentive compensation target on an annualized basis was $105,000 and his short-term cash based incentive compensation maximum on an annualized basis was $210,000.

(7)	Mr. Stolzman forfeited 44,466 of stock options and 15,193 shares of unvested restricted stock upon his resignation of the position of Chief Financial Officer and Secretary effective August 23, 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock option awards and restricted stock awards for the NEOs at February 2, 2013. This table includes unexercised and unvested stock options and restricted stock awards. The vesting schedule for each grant of stock options and restricted stock awards is shown in the footnotes to this table. The market value of the restricted stock awards is based on the closing market price of our stock on February 2, 2013, which was $21.11.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Thomas D. Campion	—	—		—	—	—		—
Chairman of the Board

Richard M. Brooks	—	—		—	—	—		—
Chief Executive Officer and Director

Lynn K. Kilbourne	8,971	—	(1)	3.87	9/9/2014	—		—
President and General	40,000	—	(2)	27.31	3/9/2016	—		—
Merchandising Manager	40,000	—	(3)	35.85	3/13/2017	—		—
	40,000	—	(4)	14.00	3/12/2018	—		—
	41,250	13,750	(5)	6.88	3/16/2019	—		—
	8,300	8,300	(6)	19.23	3/15/2020	—		—
	4,073	12,217	(7)	25.31	3/14/2021	—		—
	—	13,985	(8)	34.57	3/12/2022	—		—
	—	—		—	—	2,332	(9)	49,229
	—	—		—	—	6,666	(10)	140,719
	—	—		—	—	8,548	(11)	180,448

Christopher C. Work	834	831	(12)	8.64	7/21/2019	—		—
Chief Financial Officer	—	13,066	(13)	28.30	9/15/2022	—		—
	—	—		—	—	1,575	(14)	33,248
						1,294	(15)	27,316
						1,875	(16)	39,581
						1,833	(17)	38,695

Ford K. Wright	30,000	10,000	(18)	27.31	3/9/2016	—		—
Executive Vice	31,500	—	(3)	35.85	3/13/2017	—		—
President of Stores	40,000	—	(4)	14.00	3/12/2018	—		—
	41,250	13,750	(5)	6.88	3/16/2019	—		—
	7,176	7,174	(6)	19.23	3/15/2020	—		—
	1,945	5,835	(7)	25.31	3/14/2021	—		—
	—	5,655	(8)	34.57	3/12/2022	1,982	(9)	41,840
	—	—		—	—	3,186	(10)	67,256
	—	—		—	—	3,457	(11)	72,977

Marc D. Stolzman (19)	—	—		—	—	—		—
former Chief Financial Officer and Secretary

(1)	Options subject to this grant vest twenty percent on July 31, 2005 and 1/48th of the remaining options vest each month thereafter. The grant date was September 9, 2004.

(2)	Options subject to this grant vest twenty percent on the one-year anniversary of the grant date and 1/48th of the remaining options vest each month thereafter. The grant date was March 9, 2006.

(3)	Options subject to this grant vest over a five-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 13, 2007.

(4)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 12, 2008.

(5)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 16, 2009.

(6)	Options subject to this grant vest over a four-year period in equal annual installments beginning on March 15, 2011. The grant date was June 3, 2010.

(7)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 14, 2011.

(8)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 12, 2012.

(9)	This restricted stock grant vest over a three-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 15, 2010.

(10)	This restricted stock grant vest over a three-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 14, 2011.

(11)	This restricted stock grant vest over a three-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 12, 2012.

(12)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was July 21, 2009.

(13)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was September 15, 2012.

(14)	This restricted stock grant vest over a four-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 16, 2009.

(15)	This restricted stock grant vest over a four-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 15, 2010.

(16)	This restricted stock grant vest over a four-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 14, 2011.

(17)	This restricted stock grant vest over a four-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 16, 2012.

(18)	Options subject to this grant vest over an eight-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 9, 2006.

(19)	Mr. Stolzman forfeited 44,466 of stock options and 15,193 of unvested restricted stock upon his resignation of the position of Chief Financial Officer and Secretary effective August 23, 2012.

Option Exercises and Stock Vested

The following table provides information for the NEOs on stock option exercises and on the vesting of other stock awards during fiscal 2012, including the number of shares acquired upon exercise or vesting and the value released before payment of any applicable withholding taxes and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Valued Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Thomas D. Campion	—	—	—	—
Chairman of the Board

Richard M. Brooks	—	—	—	—
Chief Executive Officer and Director

Lynn K. Kilbourne	—	—	19,338	631,220
President and General
Merchandising Manager

Christopher C. Work	—	—	3,848	134,590
Chief Financial Officer

Ford K. Wright	—	—	7,410	260,559
Executive Vice
President of Stores

Marc D. Stolzman	12,669	10,353	3,749	128,666
former Chief Financial Officer and Secretary

(1)	The dollar amount realized upon exercise was calculated by determining the difference between the market price of the underlying shares of common stock at exercise and the exercise price of the stock options.

(2)	The dollar amount realized upon vesting was calculated by applying the market price of the restricted stock shares on the vesting dates.

Pension Benefits

The Company does not maintain a defined benefit pension plan or supplemental pension plan.

Nonqualified Deferred Compensation

The Company does not maintain a nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change in Control

Certain of the NEOs have unvested stock options and awards of restricted stock under the Company’s 2005 Equity Incentive Plan, the vesting of which may accelerate in the event of a Change in Control (as defined below). The information below is a summary of certain provisions of these agreements and does not attempt to describe all aspects of the agreements. The rights of the parties are governed by the actual agreements and are in no way modified by the abbreviated summaries set forth in this proxy statement.

Acceleration of Stock Award Vesting

The Company’s 2005 Equity Incentive Plan provides that in the event of a Change in Control (as defined below), if the surviving corporation does not assume or continue outstanding stock awards or substitute similar stock awards for those outstanding under the 2005 Equity Incentive Plan, then all such outstanding stock awards will be accelerated and become fully vested and exercisable immediately prior to the consummation of the Change in Control transaction.

For purposes of the 2005 Equity Incentive Plan, “Change in Control” means:

(i)	the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii)	the sale, transfer or other disposition of all or substantially all of the Company’s assets.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

The following table shows the potential payments the NEOs could have received under these arrangements in connection with a Change in Control on February 2, 2013.

Executive Officer	Stock Option Vesting in Connection with a Change in Control (1)	Restricted Stock Vesting in Connection with a Change in Control (2)
Thomas D. Campion, Chairman of the Board	$—	$—
Richard M. Brooks, Chief Executive Officer and Director	$—	$—
Lynn K. Kilbourne, President and General Merchandising Manager	$211,267	$778,621
Christopher C. Work, Chief Financial Officer	$10,363	$138,840
Ford K. Wright, Executive Vice President of Stores	$482,658	$265,522
Marc D. Stolzman, former Chief Financial Officer and Secretary (3)	$—	$—

(1)	Represents the amount calculated by multiplying the number of in-the-money options with respect to which the vesting would accelerate as a result of a Change in Control under the circumstances noted by the difference between the exercise price and the closing price of a share of common stock on the last trading day of fiscal 2012. The number of shares subject to unvested stock options and exercise prices thereof are shown previously in the Outstanding Equity Awards at Fiscal Year-End table.

(2)	Represents the amount of unvested restricted stocks awarded with respect to which the vesting would accelerate as a result of a Change in Control noted by the number of restricted stock shares unvested at the closing price of a share of common stock on the last trading day of fiscal 2012.

(3)	Mr. Stolzman, our former Chief Financial Officer and Secretary, resigned on August 23, 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning the Company’s equity compensation plans at February 2, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	820,146	$17.62	5,732,910
Equity compensation plans not approved by security holders (2)	—	—	—
Employee stock purchase plans approved by security holders (3)	—	—	811,434

(1)	Equity compensation plans approved by shareholders include the 1993 Stock Option Plan, the 2004 Stock Option Plan and the 2005 Equity Incentive Plan.

(2)	The Company does not have any equity compensation plans that were not approved by the Company’s shareholders.

(3)	Employee stock purchase plans approved by shareholders include the 2005 Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The fiscal 2012 audit committee operates under a written charter adopted by the Company’s board of directors. The charter of the audit committee is available at http://ir.zumiez.com.

We have reviewed and discussed with management our consolidated financial statements as of and for the fiscal year ended February 2, 2013.

We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with the independent accountants their independence.

Based on the reviews and discussions referred to previously, we recommended to our board of directors that the financial statements referred to previously be included in our Annual Report on Form 10-K.

THE AUDIT COMMITTEE

Ernest R. Johnson, Chairman

Sarah (Sally) G. McCoy

Gerald F. Ryles

Travis D. Smith

The audit committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the audit committee report by reference therein.

Fees Paid to Independent Registered Public Accounting Firm for Fiscal 2012 and 2011

The aggregate fees billed by Moss Adams LLP for professional services rendered for fiscal 2012 and fiscal 2011, respectively, are as follows:

	Fiscal 2012	Fiscal 2011
Audit fees (1)	$448,000	$394,000
Audit-related fees (2)	15,000	15,000
Tax fees (3)	82,000	94,000

Total fees	$545,000	$503,000

(1)	Audit fees include services and costs in connection with the audit of the consolidated annual financial statements of the Company and reviews of the interim condensed consolidated financial statements included in the Company’s quarterly reports.

(2)	Audit-related fees include services and costs in connection with the audit of the Company’s 401K plan.

(3)	Tax fees include services and costs in connection with federal, state and foreign tax compliance and tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the “de minimis exception” (discussed below) for non-audit services that are approved by the audit committee prior to the completion of the audit. The audit committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next scheduled meeting. The audit committee will evaluate whether any permitted non-audit services are compatible with maintaining the auditor’s independence.

As discussed previously, all services of the auditor must be pre-approved by the audit committee except for certain services other than audit, review or attest services that meet the “de minimis exception” under 17 CFR Section 210.2-01, namely:

•	the aggregate amount of fees paid for all such services is not more than 5% of the total fees paid by the Company to its auditor during the fiscal year in which the services are provided;

•	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

•	such services are promptly brought to the attention of the audit committee and approved prior to the completion of the audit.

During fiscal 2012 and 2011, there were no services that were performed pursuant to the “de minimis exception.”

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the audit committee, the board of directors has reappointed Moss Adams LLP to audit our consolidated financial statements for the fiscal year ending February 1, 2014 (“fiscal 2013”). Moss Adams LLP has served as our independent registered public accounting firm since fiscal 2006. A representative from Moss Adams LLP will be at the meeting to answer any questions that may arise.

If the shareholders do not ratify the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal 2013, our board of directors will evaluate what would be in the best interests of our Company and our shareholders and consider whether to select a new independent registered public accounting firm for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing our independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ITS SELECTION OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers, banks or other agents with account holders who are shareholders of Zumiez will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to Corporate Secretary, Zumiez Inc., 4001 204th Street SW, Lynnwood, Washington 98036. Shareholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

PROPOSALS OF SHAREHOLDERS

We expect to hold our next annual meeting on or about May 21, 2014. If you wish to submit a proposal for inclusion in the proxy materials for that meeting, you must send the proposal to our Corporate Secretary at the address below. The proposal must be received at our executive offices no later than December 12, 2013, to be considered for inclusion. Among other requirements set forth in the SEC’s proxy rules and our bylaws, you must have continuously held at least $2,000 in market value or 1% of our outstanding stock for at least one year by the date of submitting the proposal, and you must continue to own such stock through the date of the meeting.

If you intend to nominate candidates for election as directors or present a proposal at the meeting without including it in our proxy materials, you must provide notice of such proposal to us no later than January 22, 2014, and not before December 23, 2013. Our bylaws outline procedures for giving the required notice. If you would like a copy of the procedures contained in our bylaws, please contact:

Corporate Secretary

Zumiez Inc.

4001 204th Street SW

Lynnwood, Washington 98036

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Chris K. Visser
General Counsel and Corporate Secretary

Lynnwood, Washington

April 11, 2013

A copy of our Annual Report on Form 10-K for the fiscal year ended February 2, 2013 filed with the SEC is available without charge upon written request to: Corporate Secretary, Zumiez Inc., 4001 204th Street SW, Lynnwood, Washington 98036.

ZUMIEZ INC.

4001 204TH ST SOUTHWEST LYNNWOOD, WA 98036

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Directors

Nominees For Against Abstain

1a Gerald F. Ryles

1b Travis D. Smith

The Board of Directors recommends you vote FOR the following proposal: For Against Abstain

2 Ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2014 (fiscal 2013).

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000170987_1 R1.0.0.51160

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

ZUMIEZ INC.

Annual Meeting of Shareholders May 22, 2013 1:00 PM

This proxy is solicited by the Board of Directors

By signing the proxy, you revoke all prior proxies and appoint Chris K. Visser and Richard M. Brooks, or either of them, as attorneys and proxies of the undersigned with full power of substitution to vote the undersigned’s shares on the matters shown on the reverse side, and at any and all continuations, adjournments, postponements thereof with all powers that the undersigned would possess if personally present, upon in respect of the following matters and in accordance with the following instructions, and with discretionary authority as to any and all other matters that may properly come before the Annual Meeting of Shareholders of the Company.

This proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted “FOR” Proposals 1 AND 2.

0000170987_2 R1.0.0.51160

Continued and to be signed on reverse side